PROSPECTUS	Filed pursuant to Rule 424(b)(3)
Registration No. 333-174486

17,249,990 Shares

rVue Holdings, Inc.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 17,249,990 shares of our common stock, consisting of (i) 8,624,995 shares of our common stock issued in connection with a private placement we consummated in December 2010; and (ii) 8,624,995 shares of our common stock issuable upon the conversion of warrants issued in connection with the December 2010 private placement.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “RVUE”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on May 20, 2011, was $.38 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 1, 2011

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS	6
RISK FACTORS	6
USE OF PROCEEDS	18
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS	18
DIVIDEND POLICY	18
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	19
BUSINESS	29
MANAGEMENT	35
EXECUTIVE COMPENSATION	40
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
SELLING STOCKHOLDERS	46
DESCRIPTION OF SECURITIES	49
PLAN OF DISTRIBUTION	52
LEGAL MATTERS	54
EXPERTS	54
WHERE YOU CAN FIND ADDITIONAL INFORMATION	54
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context provides otherwise, the terms “the Company,” “we,” “us,” and “our” refer to rVue Holdings, Inc., and its wholly-owned subsidiary, rVue, Inc.

Overview

 We are an advertising technology company and operate rVue, a demand-side platform (“DSP”) for planning, buying and managing Digital Place-Based Networks and Digital Billboards and Signage (collectively “Digital Out-of-Home” or “DOOH”) advertising.  We provide an online, internet based DSP that connects advertisers and/or advertising agencies with third party DOOH media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  Through our newly created managed services division, we will execute complete campaigns on behalf of advertising clients or their agencies.

Our History

We were incorporated as Rivulet International, Inc. in the State of Nevada on November 12, 2008. On March 29, 2010 we (1) declared a stock dividend of 11.25490196078 shares of common stock for every one share of common stock then outstanding, and (2) amended and restated our articles of incorporation in order to, among other things: (a) change our name to rVue Holdings, Inc., and (b) increase the number of authorized shares of capital stock from 75,000,000 shares to 150,000,000 shares, divided into two classes: 140,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $.001 per share.

On May 13, 2010, we acquired all of the issued and outstanding capital stock and the business of rVue, Inc., a Delaware corporation ("rVue Inc.") from Argo Digital Solutions, Inc., a Delaware corporation ("Argo"), as well as any and all assets related to the rVue business held by Argo, for 12,500,000 shares of our common stock, pursuant to an asset purchase agreement, dated as of May 13, 2010 (the "Asset Purchase Agreement"), by and between Argo, rVue, Inc. and the Company (the “Transaction”).

Prior to May 13, 2010, the Company was a shell company in the development stage, had no revenue, and its efforts were devoted to entering the automobile export business.  During late March 2010, we were approached by representatives of Argo and rVue to consider a transaction and on May 13, 2010 we agreed to acquire the assets of rVue, as described below.  Thereafter, we determined to continue the business of rVue as our sole business and terminated our efforts to enter the automobile export business by selling such business to our controlling stockholder.  Current management was not involved in the evaluation and decision by the prior controlling shareholders, officers and directors to participate in the Asset Purchase and to change the Company’s line of business and capitalization, but current management believes that the acquisition and change in the line of business was desirable as a means to pursue a business with what it believes are greater prospects.

The Transaction was completed on May 13, 2010, and rVue, Inc. became a wholly-owned subsidiary of the Company. The Transaction was accounted for as a reverse recapitalization of rVue, Inc. For accounting and financial reporting purposes, rVue, Inc. is the acquiror and the Company is the acquired company.  The Company succeeded to the business of rVue, Inc., and following the completion of the Transaction and a private placement (the “Private Placement”), transferred all of its pre-merger assets to certain of its pre-Transaction stockholders in exchange for the cancellation of 36,764,706 shares of our common stock.  Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements of the Company prior to the closing of the Transaction are those of rVue, Inc., and the consolidated financial statements after completion of the purchase and closing include the assets and liabilities of the Company and rVue, Inc., historical operations of rVue, Inc. and operations of the Company from the closing date of the Transaction.  rVue, Inc.’s historical operations began on September 15, 2009, when Argo contributed certain assets and liabilities to rVue in order to enable rVue's management team to focus on developing the rVue business operations and attract capital investment in the rVue business.

Following the closing of the Transaction, we issued (a) 32 Units in a Private Placement, each unit consisting of 125,000 shares of our common stock for $25,000 per unit ("Unit"), for an aggregate purchase price of $800,000, and (b) 800,000 shares of our common stock to investor relations professionals for services to be rendered.  On August 17, 2010, we sold an additional 250,000 shares of our common stock in the Private Placement to an investor in consideration for $50,000.  On September 10, 2010, we sold an additional 3,000,000 shares of our common stock in the Private Placement to two institutional investors in consideration for $600,000 before placement agent fees of $48,000 payable in cash, and 500,000 shares of our common stock.

In March 2010 and April 2010, rVue, Inc. entered into a series of bridge loans in the aggregate amount of $205,000 (the “Bridge Notes”). On May 13, 2010 all of the Bridge Notes were converted into an aggregate of 1,348,730 shares of our common stock as part of the closing of the Private Placement at a rate equal to 130 percent of the price of the common stock sold in the Private Placement.

The 12,500,000 shares of our common stock issued to Argo in connection with the Transaction, the 7,250,000 shares of our common stock issued in the Private Placement, the 800,000 shares of our common stock issued to investor relations professionals, the 1,348,730 shares of our common stock issued upon conversion of the Bridge Notes, and the 500,000 shares of our common stock issued to the placement agent in the Private Placement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act and Regulation D promulgated thereunder. These securities may not be transferred or sold absent registration under the Securities Act or an applicable exemption therefrom.

Upon the closing of the Transaction:  (i) Vladimir Vysochin resigned as our sole director and an officer, (ii) Mark Tolstoi resigned as our secretary, and (iii) a new board of directors and new officers were appointed. The new board of directors consisted of Jason Kates, Richard Sullivan and Robert Chimbel.  On August 27, 2010, holders of a two-thirds majority of our then outstanding shares of common stock removed Richard Sullivan from his position as a director. On December 21, 2010, Michael Mullarkey and Patrick O’Donnell were appointed to our board.

The 12,500,000 shares of our common stock Argo received from the Company in the Transaction, and any shares received by Jason Kates, Richard Sullivan or David Loppert after the closing of the Transaction, will be subject to lock-up agreements with the Company. The lock-up agreements provide that the holder may not sell or transfer any of their shares for the earlier of (1) a period of 12 months following the final closing of the Private Placement (which occurred on September 10, 2010), and (2) until such time as Paradox Capital Partners LLC has consented.

On December 21, 2010, we sold 8,624,995 shares of our common stock and issued warrants to acquire 8,624,995 shares of our common stock in a new private placement at an exercise price of $1.00 per share (the “December 2010 Private Placement”), to eleven individuals and seven institutional investors (collectively, the “Investors”) in consideration for $2,587,500, before placement agent fees of $27,500 payable to RAMPartners SA in connection with an investment by three Investors.  The shares of common stock were issued to the Investors without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder. We are using the proceeds for general working capital. All of the shares issued in the December 2010 Private Placement are subject to a registration rights agreement under which we are obligated to seek registration of such shares by June 18, 2011.  All of such shares are being registered pursuant to a registration statement of which this prospectus forms a part.

THE OFFERING

Common stock offered by selling stockholders	This prospectus relates to the sale by certain selling stockholders of 17,249,990 shares of our common stock consisting of:

(i) 8,624,995 shares of our common stock issued to investors in the December 2010 Private Placement; and

(ii) 8,624,995 shares of our common stock issuable upon the conversion of warrants issued to investors in the December 2010 Private Placement.

Offering price	Market price or privately negotiated prices.

Common stock outstanding before the offering	37,273,725 shares (1)

Common stock outstanding after the offering	45,898,720 shares (2)

Use of proceeds
We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from the exercise of the warrants by the selling stockholders. We expect to use such proceeds, if any, for general working capital purposes.

OTC Bulletin Board Symbol	RVUE.

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our common stock.

(1)
Represents the number of shares of our common stock outstanding as of May 20, 2011. Excludes (i) 3,750,000 shares of our common stock issuable upon exercise of options granted or reserved under the 2010 Equity Incentive Plan; and (ii) 8,624,995 shares of our common stock issuable upon exercise of outstanding warrants.

(2)
Includes 8,624,995 shares of our common stock issuable upon the exercise of outstanding warrants, which shares are offered for sale in this prospectus. Excludes 3,750,000 shares of our common stock issuable upon exercise of options granted or reserved under the 2010 Equity Incentive Plan.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operations may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

We have a limited operating history, incurred losses and past performance is no guarantee of future performance.

Since we commenced operations on September 15, 2009 we have incurred losses. We incurred net losses of $924,061 for the three-months ended March 31, 2011 and $2,100,347 for the year ended December 31, 2010.  At March 31, 2011, we had an accumulated deficit of $3,084,673.  There can be no assurance that our business will be profitable in the future and that losses and negative cash flows from operations will not be incurred.  If these situations occur in the future, it could have a material adverse effect on our financial condition.

We depend upon our senior management and our business may be adversely affected if we cannot retain them.

Our success depends upon the retention of our experienced senior management with specialized industry and technical knowledge and/or industry relationships.  We might not be able to find qualified replacements for our senior management if their services were no longer available to us; accordingly, the loss of critical members of our senior management team could have a material adverse effect on our ability to effectively pursue our business strategy and our relationships with advertisers and content partners.  We have entered into employment agreements with (i) Jason Kates, our CEO, which is for an initial term of three years, and (ii) David Loppert, our CFO, which is for an initial term of two years.  We do not have key-man life insurance covering any of our employees.

Our Chief Executive Officer has limited experience running a public company.

While our Chief Executive Officer has significant experience in the industry in which we operate, he has limited experience as a CEO of a public company. Members of our Board of Directors and our CFO, however, have substantial experience in running public companies.

If we fail to increase the number of our advertising clients or participating DOOH networks and if we fail to retain those clients, our revenues and our business will be harmed.

Our business plan is to derive a substantial portion of our revenue from advertisers participating in rVue and willing to offer to display their commercials on our participating DOOH networks.  We launched rVue in September 2009.  In the year ended December 31, 2010, we did not have significant rVue advertising revenue.  In the three-month period ended March 31, 2011, we had $124,443 of rVue advertising revenue. Our growth depends in large part on increasing the number of our advertising clients and participating DOOH networks.  Our customers may decide not to continue to use our solutions in favor of other means of placing advertising or because of budgetary constraints or other reasons.

To grow our base of advertising clients, we must convince prospective advertisers of the benefits of using rVue over the traditional methods of placing advertising to which they are likely accustomed.  We need to convince prospective advertisers of the advantages of using rVue, including the ease of creating a campaign in rVue and the ability to deploy that campaign over multiple networks at one time rather than having to negotiate with each individual network.  Due to the fragmented nature of the advertising industry, many prospective advertising clients may not be familiar with our solutions and will generally favor using more traditional methods of placing advertising.

To grow the base of DOOH networks that participate and make their screens available in rVue, we must convince them of the value of our solutions by demonstrating that we can deliver incremental advertising revenue to them.  Our ability to do so is driven in large part by increasing the number of advertisers who participate in rVue.

We cannot assure you that we will be successful in attracting and expanding our advertising client base or participating DOOH networks.  Our future sales and marketing efforts may be ineffective.  If customers choose not to use our solutions or decrease their use of our solutions or we are unable to attract new advertisers or participating DOOH networks, the usefulness of rVue could be diminished and we will be unable to increase rVue revenues.

The market for advertising is highly competitive and we may be unable to compete successfully.

The market for advertising is very competitive.  DOOH advertising is a small component of the overall United States advertising market and, thus, we must compete with established, larger and better known national and local media platforms and other emerging media platforms such as the Internet. We compete for advertising directly with all media platforms, including radio and television broadcasting, cable and satellite television services, various local print media, billboards and Internet portals and search engines.

We also compete directly with other DOOH advertising companies.  We expect these competitors to devote significant effort to maintaining and growing their respective positions in the DOOH advertising segment.  We also expect existing competitors and new entrants to the DOOH advertising business to constantly revise and improve their business models in light of challenges from us or competing media platforms.  If we cannot respond effectively to advances by our competitors, our business may be adversely affected.

The effects of the ongoing global economic crisis may adversely impact our business, operating results or financial condition.

As widely reported, financial markets in the United States, Europe and Asia have been experiencing extreme disruption in the past few years.  Unfavorable changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of a continuing recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead our customers to cease doing business with us or to reduce or delay that business or their payments to us, and our results of operations and financial condition could be adversely affected by these actions.  These challenging economic conditions also may result in:

•	increased competition for less advertising;
•	pricing pressure that may adversely affect revenue;
•	difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; and/or

•	customer financial difficulty and increased risk of doubtful accounts receivable.

We are unable to predict the duration and severity of the adverse economic conditions in the United States and other countries.

Our limited operating history makes it difficult for us to accurately forecast revenues and appropriately plan our expenses.

We were formed in September 2009 and have a limited operating history.  As a result, it is difficult to accurately forecast our revenues and plan our operating expenses.  We base our current and future expense levels on our operating forecasts and estimates of future revenues on the level of advertising we expect to attract and on the number of participating networks that such advertising may be deployed over, all via rVue.  Revenues and operating results are difficult to forecast due to the uncertainty of the volume and timing of obtaining new advertising clients and of the number of screens available through participating DOOH networks.  Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues. This inability could cause our net income (or loss) in a given quarter to be lower (or higher) than expected.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.

Our revenues and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful.  In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

•	our ability to accurately forecast revenues and appropriately plan our expenses;
•	the impact of worldwide economic conditions, including the resulting effect on consumer spending;
•	our ability to maintain an adequate rate of growth;
•	our ability to effectively manage our growth;
•	our ability to attract new advertising clients and to retain existing advertising clients and encourage repeat usage of rVue;
•	our ability to attract and retain new participating DOOH networks;
•	our ability to provide a high-quality customer experience through our website and rVue;
•	our ability to successfully enter new markets and manage our international expansion;
•	the effects of increased competition in our business;
•	our ability to keep pace with changes in technology and our competitors;
•	our ability to successfully manage any future acquisitions of businesses, solutions or technologies;
•	the success of our marketing efforts;
•	changes in consumer behavior and any related impact on the advertising industry;
•	interruptions in service and any related impact on our reputation;
•	the attraction and retention of qualified employees and key personnel;
•	our ability to protect our intellectual property, including our proprietary rVue technology;
•	costs associated with defending intellectual property infringement and other claims;
•	the effects of natural or man-made catastrophic events;
•	the effectiveness of our internal controls; and
•	changes in government regulation affecting our business.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance.

Growth may place significant demands on our management and our infrastructure.

We have forecasted substantial growth in our business.  This growth will place significant demands on our management and our operational and financial infrastructure.  As our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure to offer an increasing number of clients and participating DOOH networks enhanced solutions, features and functionality.  The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase.  Continued growth could also strain our ability to maintain reliable service levels for our clients and participating DOOH networks, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly-skilled personnel.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

We may be unable to successfully execute our business strategy if we fail to continue to provide our customers with a high-quality customer experience.

A critical component of our strategy will be to provide a high-quality customer experience for both advertisers and networks.  Accordingly, the effective performance, reliability and availability of rVue, the rVue website and network infrastructure are critical to our reputation and our ability to attract and retain customers.  In order to provide a high-quality customer experience, we have and will continue to have to invest substantial resources in rVue Inc., our rVue website development and functionality and customer service operations.  If we do not continue to make such investments and as a result, or due to other reasons, fail to provide a high-quality customer experience, we may lose advertisers and networks from rVue, which could significantly decrease the value of our solutions to both groups.  Moreover, failure to provide our customers with high-quality customer experiences for any reason could substantially harm our reputation and adversely affect our efforts to develop as a trusted website.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

Our success will depend, in part, on our ability to expand our offerings and markets and grow our business in response to changing technologies, customer demands and competitive pressures.  In some circumstances, we may determine to do so through the acquisition of complementary businesses, solutions or technologies rather than through internal development.  The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions.  Furthermore, even if we successfully complete an acquisition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of the company that we acquired, particularly if key personnel of an acquired company decide not to work for us.  In addition, we may issue equity securities to complete an acquisition, which would dilute our stockholders' ownership and could adversely affect the price of our common stock.  Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience.  Consequently, we may not achieve anticipated benefits of the acquisitions which could harm our operating results.

We rely on our marketing efforts to attract new customers and must do so in a cost-effective manner; otherwise our operations will be harmed.

A significant component of our business strategy is the promotion of rVue.  We believe that the attractiveness of our solutions to our current and potential customers, both advertisers and networks, will increase as additional participating networks join rVue and advertisers increasingly use rVue to place advertising.  If we do not continue to grow the use of rVue, we may fail to build the critical mass of both networks and advertisers required to substantially increase our revenues.

While our marketing efforts do not currently involve significant expenditures, we expect that we will invest more heavily in direct marketing or online or traditional advertising in 2011 and beyond.  If we are unable to effectively market our solutions to new customers or are unable to do so in a cost-effective manner, our operating results could be adversely affected.

Misappropriation of our proprietary software and technology could materially affect our competitive position.

We believe our proprietary software and technology is critical to our success and competitive position.  We are currently seeking patent protection for some of our proprietary software and technology.  If we are unable to protect our proprietary software and technology against unauthorized use by others, or are unable to obtain requisite patents, our competitive position would be materially adversely affected.

Despite any precautions that we may take, a third party may copy or otherwise obtain and use our products, services, software or technology without authorization, or develop similar technology independently.  In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited.  The law in this area is not fully developed.  We may also not be able to enforce confidentiality agreements with our employees or third parties.  There can be no assurance that the steps we take will prevent misappropriation or infringement of our software and technology.  Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others.  This litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our company.

In addition, our proprietary software may decline in value or our rights in our software may not be enforceable.  Policing unauthorized use of our proprietary technology and other intellectual property rights could entail significant expense and could be difficult or futile, particularly given the fact that the laws of other countries may afford us little or no effective protection of our intellectual property.

We could also lose the advantages of our proprietary technology as a result of the advent of new technologies that replace our technology.  Without these proprietary technologies, our competitive advantage would be weakened.  If we do not maintain our technological advantage, our business could fail to grow and revenue and operating margins could decline.

Failure to successfully or cost-effectively implement upgrades to rVue and our other software systems to maintain our technological competitiveness could limit our ability to increase our revenue and more effectively leverage rVue.  Any failure by us to upgrade our technology to remain current with technological changes that may be adopted by other providers of advertising or other advertising platforms could hurt our ability to compete with those companies.

Our business relies heavily on our technology systems, and any failures or disruptions may materially and adversely affect our operations.

The temporary or permanent loss of our computer equipment and software systems, through sabotage, operating malfunction, software virus, human error, natural disaster, power loss, terrorist attacks, or other catastrophic events, could disrupt our operations and cause a material adverse impact.  These problems may arise in both internally developed systems and the systems of third-party service providers.  If our technology systems were to fail and we were unable to recover in a timely way, we would be unable to fulfill critical business functions, which could lead to a loss of customers and could harm our reputation.  Technological breakdowns could also interfere with our ability to comply with financial reporting and other regulatory requirements.

Our technology may infringe on rights owned by others, which may interfere with our ability to provide services, and our rVue web site may expose us to increased liability or expense under intellectual property, privacy or other law.

We may discover that the technology we use infringes patent, copyright, or other intellectual property rights owned by others.  In addition, our competitors may claim rights in patents, copyrights, or other intellectual property that will prevent, limit or interfere with our ability to provide our services either in the United States or, as we expand, in international markets.  Further, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States

We receive and deploy third-party content that could expose us to claims of infringement on the intellectual property rights of others, and the failure, or perceived failure, to comply with federal, state or international privacy or consumer protection-related laws or regulations or our posted privacy policies could result in actions against us by governmental entities or others.  Any such claim or action could result in significant adverse effects on our business and financial results because of, for example, increased costs (such as legal defense, damages owing to third parties, and increased licensing fees to acquire third-party content) and reduction or elimination of content or features from our rVue web site.  In addition, a number of other United States federal laws, including those referenced below, may impact our business as a result of our rVue web site.  The Digital Millennium Copyright Act has provisions that limit, but do not necessarily eliminate, liability for posting, or linking to third-party web sites that include materials that infringe copyrights or other rights.  Portions of the Communications Decency Act are intended to provide statutory protections to online service providers who distribute third-party content.  The Child Online Protection Act and the Children's Online Privacy Protection Act restrict the distribution of materials considered harmful to children and impose additional restrictions on the ability of online services to collect information from minors.  The costs of compliance with these and other regulations may be significant and may increase in the future as a result of changes in the regulations or the interpretation of them.  Any failure on our part to comply with these laws and regulations may subject us to additional liabilities.

We may be unsuccessful in expanding our operations internationally, which could harm our business, operating results and financial condition.

Our ability to expand internationally involves various risks, including the need to invest significant resources in such expansion, the possibility that returns on such investments will not be achieved in the near future and competitive environments with which we are unfamiliar.  Any future international expansion plans we choose to undertake will require management attention and resources and may be unsuccessful.  We do not have any experience in selling our solutions in international markets or in conforming to the local cultures, standards or policies necessary to successfully compete in those markets, and if we do expand internationally, we must invest significant resources in order to build the operational infrastructure necessary to operate in such markets.  Furthermore, in many international markets, we may not be the first entrant and there may exist greater competition with stronger brand names than we expect to compete with in North American markets.  Our ability to expand internationally will also be limited by the demand for our solutions and the adoption of the Internet in these markets.  Different privacy, censorship and liability standards and regulations and different intellectual property laws in foreign countries may cause our business and operating results to suffer.

Any future international operations may also fail to succeed due to other risks inherent in foreign operations, including:

•	difficulties or delays in acquiring participating DOOH network customers in one or more international markets;
•	different advertising preferences and patterns than those in North America;
•	varied, unfamiliar and unclear legal and regulatory restrictions;
•	unexpected changes in international regulatory requirements and tariffs;
•	legal, political or systemic restrictions on the ability of United States companies to market services or otherwise do business in foreign countries;
•	less extensive adoption of the Internet as a commerce medium or information source and increased restriction on the content of websites;
•	difficulties in staffing and managing foreign operations;
•	greater difficulty in accounts receivable collection;
•	currency fluctuations;
•	potential adverse tax consequences;
•	lack of infrastructure to adequately conduct electronic commerce transactions; and
•	price controls or other restrictions on foreign currency.

As a result of these obstacles, we may find it impossible or prohibitively expensive to expand internationally or we may be unsuccessful in our attempt to do so, which could harm our business, operating results and financial condition.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

We have devoted substantial resources to the development of our proprietary technology, including the proprietary software component of rVue, and related processes.  In order to protect our proprietary technology and processes, we rely in part on confidentiality agreements with our employees, licensees, independent contractors and other advisors.  These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information.  In addition, others may independently discover trade secrets and proprietary information, and in such cases, we could not assert any trade secret rights against such parties.  Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

Our business is subject to the risks of hurricanes, fires, floods and other natural catastrophic events and to interruption by man-made problems such as computer viruses or terrorism.

Our systems and operations are vulnerable to damage or interruption from hurricanes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, human errors, break-ins and similar events.  For example, a significant natural disaster, such as a hurricane, fire or flood, could have a material adverse impact on our business, operating results and financial condition, and our insurance coverage may be insufficient to compensate us for losses that may occur.  Our corporate offices are located in Fort Lauderdale, in South East Florida, a region that has experienced significant hurricane activity in the last decade.  In addition, acts of terrorism, which may be targeted at metropolitan areas that have higher population density than rural areas, could cause disruptions in our or our customers' businesses or the economy as a whole.  Our servers may also be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems, which could lead to interruptions, delays, loss of critical data or the unauthorized disclosure of confidential customer data.  We may not have sufficient protection or recovery plans in certain circumstances, such as natural disasters affecting South East Florida, and our business interruption insurance may be insufficient to compensate us for losses that may occur.  As we rely heavily on our servers, computer and communications systems and the Internet to conduct our business and provide high quality customer service, such disruptions could negatively impact our ability to run our business and either directly or indirectly disrupt our customers' businesses, which could have an adverse affect on our business, operating results and financial condition.

As a public company, we incur significant increased costs, which may adversely affect our operating results and financial condition.

As a public company, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, which includes the filing with the SEC of periodic reports and other documents relating to our business, financial condition and other matters, even though compliance with such reporting requirements is economically burdensome.  We expect to incur, and continue to incur, significant accounting, legal and other expenses associated with our public company reporting requirements.

Public company compliance may make it more difficult to attract and retain officers and directors.

The Sarbanes-Oxley Act of 2002 and rules implemented by the SEC have required changes in corporate governance practices of public companies. As a public company, we also expect that these rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, and to maintain insurance at reasonable rates, or at all.

If we fail to establish and maintain an effective system of internal control, we may not be able to report our financial results accurately or to prevent fraud.  Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal control is necessary for us to provide reliable financial reports and prevent fraud.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed.  As a result, our small size and any current internal control deficiencies may adversely affect our financial condition, results of operation and access to capital.

We may need additional capital to fund ongoing operations and to respond to business opportunities, challenges, acquisitions or unforeseen circumstances.  If such capital is not available to us, our business, operating results and financial condition may be harmed.

At March 31, 2011, we had $1,862,988 of cash on hand and a working capital of $1,452,750.  All of our cash on hand was raised in December 2010 through the sale of our common stock and warrants in a private placement.  Our limited operating history makes it difficult to accurately forecast revenues, expenses, cash flows and cash requirements.   We may seek additional equity financing to provide funding for operations, but the current market for equity financing is very weak.  If we require additional capital and are not successful in raising additional equity capital to meet our obligations as they come due, we will have to reduce our overhead expenses by the reduction of headcount and other available measures.

We may require additional capital to expand our business or acquire complementary businesses, although we have not identified any specific acquisition candidates.  However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all.  For example, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.  If we do not have funds available to enhance our solutions, maintain the competitiveness of our technology or pursue business opportunities, we may not be able to service our existing customers or acquire new customers.  In addition, if we do not have funds available to make strategic acquisitions, we may not be able to expand our business.  The inability to raise additional capital could have an adverse effect on our business, operating results and financial condition.

A tight credit market may have an adverse affect on our ability to obtain short-term debt financing.

The deterioration of the global economy has caused a tightening of the credit markets, particularly for smaller reporting companies such as the Company, and lending standards are more stringent, as are terms and a higher volatility in interest rates. Persistence of these conditions could have a material adverse effect on our access to short-term debt and the terms and cost of that debt.  As a result, we may not be able to secure additional financing in a timely manner, or at all, to meet our future capital needs which may have an adverse effect on our business, operating results and financial condition.

Risks Related to Our Industry

If use of the Internet, particularly with respect to the placement of online advertising, does not increase as rapidly as we anticipate, our business will be harmed.

Our future net profits are substantially dependent upon the continued use of the Internet as an effective medium of business and communication by our target customers.  Internet use may not continue to develop at historical rates, and our customers may not continue to use the Internet and other online services as a medium for commerce.  In addition, the Internet may not be accepted as a viable long-term marketplace or resource for a number of reasons, including:

•	actual or perceived lack of security of information or privacy protection;
•	possible disruptions, computer viruses or other damage to Internet servers or to users' computers; and
•	excessive governmental regulation.

Our success will depend, in large part, upon third parties maintaining the Internet infrastructure to provide a reliable network backbone with the speed, data capacity, security and hardware necessary for reliable Internet access and services.  Our business, which relies on a contextually rich website that requires the transmission of substantial data, is also significantly dependent upon the availability and adoption of broadband Internet access and other high-speed Internet connectivity technologies.

Government regulation of the Internet is evolving, and unfavorable changes could substantially harm our business and operating results.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet.  Existing and future laws and regulations may impede the growth of the Internet or other online services.  These regulations and laws may cover taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet. Unfavorable resolution of these issues may substantially harm our business and operating results.

Seasonality may cause fluctuations in our financial results.

We believe that our revenue will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year.  Expenditures by advertisers also tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns.  Because some advertisers may discontinue or reduce advertising on our networks from time to time with little or no notice, we may experience fluctuations in operating results.  In particular, because advertisers generally reduce their spending during economic downturns, we would be materially adversely affected by a recession.

Risks Related to our Common and Preferred Stock

Because we became public by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.

There may be risks associated with us becoming public through a “reverse merger.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on our behalf.

Our stock price may be volatile.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;
•	competitive pricing pressures;
•	our ability to obtain future working capital financing, if required;
•	additions or departures of key personnel;
•
limited "public float" following the Transaction, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;

•	sales of our common stock (particularly following effectiveness of the resale registration statement of which this prospectus forms a part);
•	our ability to execute our business plan;
•	operating results that fall below expectations;
•	loss of any strategic relationship;
•	regulatory developments;
•	economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	our inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on an investment in our common stock will only occur if our stock price appreciates.

There is currently a very limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

To date there has been a very illiquid trading market for our common stock.  We cannot predict how liquid the market for our common stock might become.  Our common stock is quoted for trading on the Over-the-Counter Bulletin Board (the "OTC Bulletin Board").  As soon as is practicable, we anticipate applying for listing of our common stock on either the NYSE Amex, The NASDAQ Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange.  We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains quoted on the OTC Bulletin Board or suspended from the OTC Bulletin Board, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Our common stock may be deemed a "penny stock," which would make it more difficult for our investors to sell their shares.

Our common stock may be subject to the "penny stock" rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in the December 2010 Private Placement upon the effectiveness of the registration statement of which this prospectus forms a part, or upon the expiration of any statutory holding period, under Rule 144, or upon expiration of lock-up periods applicable to outstanding shares, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.  The shares of our common stock issued in the Transaction to the current and former officers and directors of rVue Inc. are subject to a lock-up agreement prohibiting sales of such shares for a period of 12 months following the Transaction.  Following such date, all of those shares will become freely tradable, subject to securities laws and SEC regulations regarding sales by insiders.

Investor relations activities, nominal “float” and supply and demand factors may affect the price of our stock.

We expect to, and continue to, utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We have compensated and expect to continue to compensate investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company.  We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by the Company or from publicly available information.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.  We have reserved 1,450,000 shares of restricted stock, and incur cash expenses of approximately $5,000 per month for investor relations services, and such amounts may be continued or increased in the future.  In addition, investors in the Company may be willing, from time to time, to encourage investor awareness through similar activities.  Investor awareness activities may also be suspended or discontinued, which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  The Company and its shareholders may be subjected to enhanced regulatory scrutiny due to the small number of holders who initially will own the registered shares of the Company’s common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold, which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets.  Until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices.  As of May 20, 2011, 16,148,730 shares of our common stock are available for trading, and we believe that such shares are held by a small number of individuals or entities.  Accordingly, the supply of Company common stock for sale is currently extremely limited and may continue to be so for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

Because our directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs.

Our directors and executive officers own or control a significant percentage of our common stock.  Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  The interests of such persons may differ from the interests of our other stockholders.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company's other stockholders may vote, including the following actions:

•	to elect or defeat the election of our directors;
•	to amend or prevent amendment of our Certificate of Incorporation or By-laws;
•	to affect or prevent a transaction, sale of assets or other corporate transaction; and
•	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons' stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options and warrants may have a dilutive effect on our common stock.

If the price per share of our common stock at the time of exercise of any options or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock.  As of May 20, 2011, we had (i) outstanding options to purchase 3,497,500 shares of our common stock at a weighted average exercise price of $0.22 per share, and (ii) outstanding warrants to purchase 8,624,995 shares of our common stock at $1.00 per share. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and result in additional dilution of the existing ownership interests of our common stockholders.

Our amended and restated articles of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of our common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of the shares offered by them under this prospectus, except that we will receive any proceeds from the exercise of the outstanding warrants by the selling stockholders.  We expect to use any proceeds were receive for general working capital purposes.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Trading of our common stock commenced on May 13, 2010.  Our common stock is quoted on the OTC Bulletin Board under the symbol “RVUE”.  Prior to May 13, 2010, there was no active market for our common stock. As of May 20, 2011, there were approximately 60 holders of record of our common stock.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the OTC Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
April 1, 2011 through May 20, 2011	$.60	$.23
January 1, 2011 through March 31, 2011	$1.26	$.51
October 1, 2010 through December 31, 2010	$1.28	$.68
July 1, 2010 through September 30, 2010	$1.35	$.68
May 13, 2010 through June 30, 2010	$2.00	$.01

The last reported sales price of our common stock on the OTC Bulletin Board on May 20, 2011 was $.38 per share.

DIVIDEND POLICY

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth under “Risk Factors”.

Overview

On May 13, 2010, we acquired all of the issued and outstanding capital stock and the business of rVue, Inc., a Delaware corporation ("rVue Inc.") from Argo Digital Solutions, Inc., a Delaware corporation ("Argo"), as well as any and all assets related to the rVue business held by Argo, for 12,500,000 shares of our common stock, pursuant to an asset purchase agreement, dated as of May 13, 2010 (the "Asset Purchase Agreement"), by and between Argo, rVue, Inc. and the Company (the “Transaction”).

Prior to May 13, 2010, the Company was a shell company in the development stage, had no revenue, and its efforts were devoted to entering the automobile export business.  During late March 2010, we were approached by representatives of Argo and rVue to consider a transaction and on May 13, 2010 we agreed to acquire the assets of rVue, as described below.  Thereafter, we determined to continue the business of rVue as our sole business and terminated our efforts to enter the automobile export business by selling such business to our controlling stockholder.  Current management was not involved in the evaluation and decision by the prior controlling shareholders, officers and directors to participate in the Asset Purchase and to change the Company’s line of business and capitalization, but current management believes that the acquisition and change in the line of business was desirable as a means to pursue a business with what it believes are greater prospects.

The Transaction was completed on May 13, 2010, and rVue, Inc. became a wholly-owned subsidiary of the Company. The Transaction was accounted for as a reverse recapitalization of rVue, Inc. For accounting and financial reporting purposes, rVue, Inc. is the acquiror and the Company is the acquired company.  The Company succeeded to the business of rVue, Inc., and following the completion of the Transaction and a private placement (the “Private Placement”), transferred all of its pre-merger assets to certain of its pre-Transaction stockholders in exchange for the cancellation of 36,764,706 shares of our common stock.  Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements of the Company prior to the closing of the Transaction are those of rVue, Inc., and the consolidated financial statements after completion of the purchase and closing include the assets and liabilities of the Company and rVue, Inc., historical operations of rVue, Inc. and operations of the Company from the closing date of the Transaction.

rVue, Inc.’s historical operations began on September 15, 2009, when Argo contributed certain assets and liabilities to rVue in order to enable rVue's management team to focus on developing the rVue business operations and attract capital investment in the rVue business.

We are an advertising technology company and operate rVue, a demand-side platform (“DSP”) for planning, buying and managing Digital Place-Based Networks and Digital Billboards and Signage (collectively “Digital Out-of-Home” or “DOOH”) advertising.  We provide an online, internet based DSP that connects advertisers and/or advertising agencies with third party DOOH media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  As of May 20, 2011, 148 networks comprising approximately 549,000 screens representing the top 50 DMA's were accessible through rVue, and rVue had relationships with over 230 advertisers and agencies.  Through our newly created managed services division, we plan to execute complete campaigns on behalf of advertising clients or their agencies.  For the quarter ended March 31, 2011 we generated $124,443 of advertising revenue.

In connection with the Transaction, we acquired from Argo all of its assets related to the rVue business, which included all of the common stock of rVue, Inc. as well as software, contracts and technology.  Such software and technology included the rVue DSP technology and software as well as the rVue client and server software which allows an end user to manage and operate a DOOH network. The client software is used to manage each screen or site and the server software is used to manage the client software.  rVue had licensed the client and server software to Levoip Corporation for installation in Italy.  Under the terms of the contract, Levoip was required to pay rVue: (1) a one-time initial site commissioning fee for first-time sites; (2) a recurring monthly license fee at a fixed dollar per site for each month a site utilized the software; and (3) a 25% share of the gross third-party advertising displayed on the sites.  The contract was terminated effective October 6, 2010. Presently, we do not have any plans to license our software.

We provide Network services and receive fees, either under contract or on a monthly basis, from Accenture, Mattress Firm and AutoNation.  We provide monitoring and troubleshooting services on a 24/7 basis to Accenture for a private display network that they own under a contract for which we receive $11,975 per month.  Mattress Firm operates an in-store display network to promote their products.  We image computers to run the in-store network in each store location, we create, produce and edit custom content, such as in store sales promotions, to display on such network, and we remotely install the newly created content on the computers, presently on a on a month-to-month basis, for which we receive $20,000 per month plus imaging fees and out-of-pocket expenses.  Through May 2010, we provided AutoNation with oversight and management services and content production for their in-house network under a contract that was terminated.  We monitored the network to ensure it was running at all times and created custom content for display on its networks.  Since June 2010, we provide content creation services on an as needed basis for AutoNation.  We expect to continue to receive revenue from these services to Accenture, Mattress Firm and AutoNation during the next twelve months, but we do not intend to pursue additional network related service opportunities as the focus of our business is to earn transaction fees from rVue as discussed above.

Critical Accounting Policies

Management is responsible for the integrity of the financial information presented herein.  Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  Where necessary, they reflect estimates based on management's judgment.  When selecting or evaluating accounting alternatives, management focuses on those that produce, from among the available alternatives, information most useful for decision-making.  We believe that the critical accounting policies discussed below involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset, liability, revenue and expense amounts.
Software Development Costs
We capitalize costs incurred for the production of computer software that generates the functionality of our rVue IP based DSP. Capitalized software development costs typically include direct labor and related overhead for software produced by the Company, as well as the cost of software purchased from third parties.  Costs incurred for a product prior to the determination that the product is technologically feasible (i.e., research and development costs), as well as maintenance costs for established products, are expensed as incurred.  Once technological feasibility has been established, development costs are capitalized until the software has completed testing and is released for use by the public.  We also capitalize eligible costs to acquire or develop internal-use software (such as billing and accounting) that are incurred subsequent to the preliminary project stage.

Revenue Recognition

Our revenues are derived from advertising campaigns placed through rVue, the maintenance of certain private networks, the production and distribution of network programming, and the licensing of proprietary software.  Revenue is recognized as follows:

•
Advertising revenue and transaction fee revenue is recognized in the period in which the advertising impressions occur, and when the following criteria have been met: (i) persuasive evidence of an arrangement exists, (ii) the fees are fixed or determinable, (iii) no significant Company obligations remain, and (iv) collection of the related receivable is reasonably assured.  The Company recognizes advertising revenue as a principal on a gross basis.

•
Revenue from the maintenance of private networks, and the production and distribution of network programming content, either under contract or on a piece by piece or monthly basis, is recognized ratably over the term of the related service period if the fees are fixed and determinable, delivery has occurred and collection is probable.

•
Software license revenue is recognized when (i) there is pervasive evidence of an arrangement, (ii) the fees are fixed and determinable, (iii) the software product has been delivered, (iv) there are no uncertainties surrounding product acceptance and collection is considered probable. Initial site fees are recognized over the estimated period the sites will be in use.

We record deferred revenue when we receive payment in advance of the performance of services.

Stock Based Compensation

We account for stock-based payment transactions in which we receive employee services in exchange for equity instruments of the Company.  Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton option-pricing model. We recognize stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period. We will recognize a benefit from stock-based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law.

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.  We recognize the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured to determine the actual amount of benefit to recognize in our financial statements.

Results of Operations

Our results of operations for the three-month periods ended March 31, 2011 and March 31, 2010, and for the year ended December 31, 2010, and for the period from inception (September 15, 2009) through December 31, 2009, were as follows:
				Inception
				(September 15,
	For the Three Months Ended		Year Ended	2009) through
	March 31,		December 31,	December 31,
	2011	2010	2010	2009
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
Revenue
rVue advertising revenue and fees	$124,443	$-	$3,275	$-
License	-	13,657	114,077	2,533
Network	112,038	136,311	507,130	4,546
	264,481	149,968	624,482	7,079
Costs and expenses
Cost of revenue	104,269	37,777	153,518	14,491
Selling, general and administrative expenses	933,112	157,261	2,389,017	48,575
Depreciation and amortization	125,518	19,933	127,097	4,029
Interest income	(2,357)	-	(10,617)	-
Interest expense	-	602	65,814	249
	1,160,542	215,573	2,724,829	67,344
Loss before provision for income taxes	(924,061)	(65,605)	(2,100,347)	(60,265)
Provision for income taxes	-	-	-	-
Net loss	$(924,061)	$(65,605)	$(2,100,347)	$(60,265)

Three months ended March 31, 2011 compared to three months ended March 31, 2010

Revenue

We earned revenue in three categories as follows:

	Three Months Ended March 31,
Revenue Category	2011	%	2010	%	$ Change	% Change
rVue advertising revenue	$124,443	52.6%	$-	0.0%	$124,443	-
License	-	0.0%	13,657	9.1%	(13,657)	-100.0%
Network	112,038	47.4%	136,311	90.9%	(24,273)	-17.8%
Total Revenue	$236,481	100.00%	$149,968	100.00%	$86,513	57.7%

rVue Advertising Revenue

rVue advertising revenue was $124,443 in the three-month period ended March 31, 2011.  We had no rVue advertising revenue in the three-month period ended March 31, 2010. Our revenue growth was attributable to the successful launch of rVue managed services in the first quarter of 2011.

While the majority of our revenue in the past has been from network services and license fees, the development of the rVue platform and generating of advertising revenues and fees is the focus of our business.  As the rVue platform gains traction with advertisers and agencies, we expect to generate additional revenue in 2011 from advertisers and agencies for placing advertising for DOOH networks by or through rVue.  This is the focus of our business and the area in which we expect to generate the majority of our revenue in 2011 and beyond.

License Fees

We had no license fee revenue in the three-month period ended March 31, 2011. License fee revenue for the three-month period ended March 31, 2010 was $13,657. We earned revenue from the licensing of our client and server software under an exclusive license in Italy to Levoip Corporation. The agreement was terminated effective as of October 6, 2010. We do not expect to generate any license fee revenue in 2011, as we presently have no plans to license our client or server software.

Network

Effective December 1, 2009, we entered into an agreement to license certain software to an entity in Canada that was to build and operate a DOOH network.  In consideration for entering into the agreement we received a $50,000 fee, which we recognized over the 11-month period of the contract.  Commencing January 1, 2010, we assumed certain contract and month-to-month work from Argo for work performed for Accenture, AutoNation and Mattress Firm, which we consider to be network related services.

Network revenue was comprised as follows:

	Three Months Ended March 31,
	2011	2010	$ Change	% Change
Mattress Firm	$68,438	$60,000	$8,438	14.1%
AutoNation	5,525	26,250	(20,725)	-79.0%
Accenture	38,075	36,425	1,650	4.5%
Canada network fee	-	13,636	(13,636)	-
Total	$112,038	$136,311	$(24,273)	-17.8%

Network revenue was $112,038 for the three-month period ended March 31, 2011 compared to $136,311 for the three-month period ended March 31, 2010, a $24,273 decrease, or 17.8%. The decrease in network revenue was attributable to the following:

•	The Mattress Firm increase was attributable to imaging services in 2011. No such services were performed in 2010.
•	Through May 2010 we received contract revenue of $8,750 per month from AutoNation. Since June 2010 we have performed services for AutoNation on a project by project basis.

•	In January 2011 we performed additional services for Accenture for $1,650.
•	The Canada network fee agreement ended in October 2010.

Mattress Firm operates an in-store network.  We image computers that run their in-store network in each store location, and produce and create the custom content, such as in store sales promotions, that is displayed on the network.

We provide custom content creation services on an as needed basis for AutoNation, primarily producing in-house broadcast messages from management to staff.

We assist Accenture with the maintenance and troubleshooting of a private network they operate.  We provide 24/7 services to ensure that the network operates without interruption.

We expect to continue to receive revenue from these services to AutoNation, Mattress Firm and Accenture during the next twelve months, but we do not intend to pursue additional network related service opportunities as the focus of our business is revenue from rVue managed services and transactions. As the rVue platform continues to gain traction among advertisers and agencies, we expect additional rVue revenue for the remainder of 2011.

Cost of Revenue

Cost of revenue consists primarily of expenses for the purchase of advertising impressions from third-party networks, the cost to deliver network services and the cost of producing content for our network clients.  Cost of revenue was $104,269 for the three-month period ended March 31, 2011, compared to $37,777 for the three-month period ended March 31, 2010, a $66,492 increase, or 176.0%. Changes by major component of cost of revenue are:

	Three Months Ended March 31,
	2011	2010	$ Change	% Change
Compensation and benefits	$35,430	$36,222	$(792)	-2.2%
Stock-based compensation expense	541	-	541	-
Network services	1,706	1,555	151	9.7%
rVue operations	66,592	-	66,592	100.0%
Total	$104,269	$37,777	$66,492	176.0%

The increase was primarily attributable to the cost of advertising impressions in the three-month period ended March 31, 2011.  We had no such similar costs in the three-month period ended March 31, 2010.

We do not expect to incur substantially increased cost of revenue in 2011, other than for those costs associated with rVue operations that will be a function of the level of services delivered and the margins we obtain, which are presently undeterminable.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) were $933,112 for the three-month period ended March 31, 2011 compared to $157,261 for the three-month period ended March 31, 2010, a $775,851 increase, or 493.4%.

Changes by major component of SG&A between the three-month period ended March 31, 2011 and the three-month period ended March 31, 2010 are:

	Three Months Ended March 31,
	2011	2010	$ Change	% Change
Compensation and benefits	$292,606	$111,854	$180,752	161.6%
Stock-based compensation expense	160,330	-	160,330	-
Facility expense	41,423	19,666	21,757	110.6%
Communications expense	12,564	5,913	6,651	112.5%
Travel expense	18,883	3,624	15,259	421.1%
Marketing expense	92,913	-	92,810	-
Investor relations expense	87,810	-	87,810	-
Professional and consulting fees	109,190	11,068	98,122	886.5%
Managed services expense	77,683	-	77,683	-
Office support and supply expense	39,710	5,136	34,574	673.2%
Total	$933,112	$157,261	$775,851	493.4%

We employed eighteen full-time and one part-time employees at March 31, 2011 compared to eight full-time and two part-time employees at March 31, 2010.  Since we completed the reverse merger on May 13, 2010, we have hired an additional 10 full-time employees resulting in the increase in compensation and benefit expenses.

Stock options were granted on May 13, 2010, September 17, 2010 and December 21, 2010. There were no outstanding options at March 31, 2010.

In July 2010 we relocated to new facilities where our monthly rent, common area expenses and parking are approximately $13,500 per month.  Facility costs were shared with Argo under a transition services agreement through May 13, 2010 and under that agreement we paid Argo $6,300 per month through April 30, 2010 and $13,489 per month from May through July 2010.

Communication expense for the three-month period ended March 31, 2011 includes colocation expenses of $3,800.  We relocated our servers and storage equipment to an offsite facility in July 2010 when we moved our offices.  Telephone and internet charges were $8,371 in the three-month period ended March 31, 2011 compared to $5,912 in the three-month period ended March 31, 2010, a $2,459 increase.  In the three-month period ended March 31, 2010 we shared phone expenses with Argo under the transition services agreement that reduced our costs in that period.

Travel expense include airfares, lodging, car rental and meals on trips to visit clients and potential clients, trips to trade shows and trips to investor conferences.  Our travel activity has increased since we completed the reverse merger and launched the rVue platform.

Marketing expense for the three-month period ended March 31, 2011 include $80,000 for our marketplace momentum program, a promotion through which we are providing free advertising to select clients on select networks, $6,328 for dues and subscriptions, $2,910 for public relations and press release services, $2,000 for digital advertising, and $1,675 for other expenses.  We had no comparable expense for the three-month period ended March 31, 2010.

Investor relations expense for the three-month period ended March 31, 2011 include $67,375 paid or accrued for consulting services, $19,865 for conference costs and $570 for transfer agent services. We had no comparable expense for the three-month period ended March 31, 2010.

Professional fees for the three-month period ended March 31, 2011 consisted of $62,475 for legal, accounting and recruiting fees, $30,000 for accrued directors fees, $10,000 for consulting fees and $6,715 in SEC Edgar filing fees, compared to $11,068 for accounting fees in the three-month period ended March 31, 2010.

Managed services expense for the three-month period ended March 31, 2011 represents the cost to operate our contracted managed services group.  We had no comparable expense for the three-month period ended March 31, 2010.

Office support and supply is comprised of the following:

	Three Months Ended March 31,
	2011	2010	$ Change	% Change
Insurance	$16,723	$-	$16,723	-
Domain hosting	3,535	2,526	1,009	39.9%
Licenses, fees and permits	4,709	500	4,209	841.8%
Office equipment and supplies	5,917	1,501	4,416	294.2%
Other	1,195	609	586	96.2%
Professional employer organization fees	6,498	-	6,498	-
Postage	1,133	-	1,133	-
	$39,710	$5,136	$34,574	673.2%

Under the transition services agreement with Argo, Argo bore all of our insurance costs through May 13, 2010.  Prior to May 13, 2010 we did not carry directors and officers liability (“D&O”) insurance.  Our D&O premiums were $15,326 and our general insurance premiums were $1,397 for the three-month period ended March 31, 2011.   In July 2010 we engaged a professional services organization to manage our human resources for which we pay an administrative fee of approximately 2% of gross wages.

We expect that our SG&A will continue to increase in 2011 as we expand our rVue offerings, and continue to build the infrastructure to support its growth.  Increases are anticipated in compensation and benefits, communications, travel, facilities, advertising and marketing expenses, as well as increased legal and professional fees that we will incur in filing and maintaining the effectiveness of registration statements, in addition to our regular SEC filings.

Depreciation and amortization

Depreciation and amortization was $125,518 for the three-month period ended March 31, 2011, compared to $19,933 for the three-month period ended March 31, 2010, a $105,585 increase, or 529.7%.  Depreciation and amortization expense is mainly for software development costs that were placed in service at the end of February 2010 and thereafter.  During the three-month period ended March 31, 2011, we made a periodic reassessment of the estimated useful life over which the costs incurred for software development costs will be amortized and reduced the estimated useful lives of software developments costs, resulting in an increase in amortization expense in the current quarter.

Interest income

Interest income was $2,357 for the three-month period ended March 31, 2011, and included $756 of interest from Argo.  We had no interest income for the three-month period ended March 31, 2010.

Interest expense

We had no interest expense in the three-month period ended March 31, 2011.  Interest expense was $602 for the three-month period ended March 31, 2010, $424 of which was for interest on notes payable and $178 of which was for interest on a capital lease that has now expired.

The Company’s results of operations for the three-month periods ended March 31, 2011 and 2010 did not contain any unusual gains or losses from transactions not in the Company’s ordinary course of business.

Year ended December 31, 2010 compared to the period from inception (September 15, 2009) through December 31, 2009

Revenue

We earned revenue in three categories as follows:

Revenue Category	Year Ended December 31, 2010%		Inception (September 15, 2009) through December 31, 2009%		$ Change	% Change
License	$114,077	18.3%	$2,533	35.8%	$111,544	4,403.6%
Network	507,130	81.2%	4,546	64.2%	502,584	11,055.5%
rVue Fees	3,275	0.5%	-	-%	3,275	100.0%
Total Revenue	$624,482	100.0%	$7,079	100.0%	$617,403	8,721.6%

License Fees

We earned revenue from the licensing of our client and server software and technology to third parties, including DOOH networks.  We had granted an exclusive license for the use of our client and server software and technology in Italy to Levoip Corporation and categorize this revenue as “License” revenue.  License revenue for the year ended December 31, 2010 was $114,077, compared to $2,533 for the period from inception (September 15, 2010) through December 31, 2009. We terminated the Levoip agreement effective as of October 6, 2010 and recognized $55,765 of deferred revenue that was earned upon termination of the agreement.  We do not expect to generate any license fee revenue in 2011, as we presently have no plans to license our client or server software.

Network

Effective December 1, 2009, we entered into an agreement to license certain software to an entity in Canada that was to build and operate a DOOH network.  In consideration for entering into the agreement, we received a $50,000 fee, which we recognized over the 11-month period of the contract.  Commencing January 1, 2010, we assumed certain contract work from Argo for work performed for Accenture, AutoNation and Mattress Firm, which we consider to be network related services.

Network revenue was comprised as follows:

	Year Ended December 31, 2010	Inception (September 15, 2009) through December 31, 2009	$ Change
Mattress Firm	$247,601	$-	$247,601
AutoNation	66,085	-	66,085
Accenture	143,700	-	143,700
Canada network fee	45,454	4,546	40,908
Other	4,290	-	4,290
Total	$507,130	$4,546	$502,584

Mattress Firm operates an in-store network.  We image the computers that run the in-store network in each store location, and produce and create custom content, such as in store sales promotions, to display on its network.

Through May 2010, we provided AutoNation with oversight and management services and content production for their in-house network for $8,750 per month under a contract that terminated on May 31, 2010.  We monitored the network to ensure it was running at all times and created custom content for display on its networks.  Since June 2010, we provide content creation services on an as needed basis for AutoNation.

We assist Accenture with the maintenance and troubleshooting of a private network they operate.  We provide 24/7 services to ensure that the network operates without interruption.  Under a contract that expires on December 31, 2011, we earn a fixed monthly fee of $11,975.

We expect to continue to receive revenue from these services to AutoNation, Mattress Firm and Accenture during the next twelve months, but we do not intend to pursue additional network related service opportunities as the focus of our business has been to complete the development of the rVue platform during 2010. As the rVue platform gains traction among advertisers and agencies, we expect to earn transaction fees from rVue related transactions in 2011.

rVue fees

rVue fees were $3,275 for the year ended December 31, 2010.  The fee is a percentage of the advertising dollars spent on campaigns, which varies based upon the level of targeting, reporting and other assistance we provide.

While the majority of our revenue has been from network services and license fees, the development of the rVue platform and generating fees is the focus of our business.  As the rVue platform gains traction with advertisers and agencies, we expect to generate additional fees in 2011 from advertisers and agencies for placing advertising with DOOH networks through rVue.  This is the focus of our business and the area in which we expect to generate the majority of our revenue in 2011 and beyond.  Also, we cannot assure you that advertisers or agencies will accept the rVue platform as their platform of choice for placing advertising with DOOH networks.

Cost of Revenue

Cost of revenue for the year ended December 31, 2010 was $153,518, of which $132,179 was for compensation and benefits, $8,865 was related to rVue operations and $12,474 related to network service and other costs.  Cost of revenue from inception (September 15, 2009) through December 31, 2009 was $14,491, of which $10,133 was for compensation and benefits, and $4,358 was related to communication and internet expenses incurred in establishing the necessary connections for the Levoip relationship. Cost of revenue represents the costs to deliver rVue services and production costs.

Selling, general and administrative expenses

SG&A were $2,389,017 for the year ended December 31, 2010, compared to $48,575 for the period from inception (September 15, 2009) through December 31, 2009.

Changes by major component of SG&A are:

	Year Ended December 31, 2010	Inception (September 15, 2009) through December 31, 2009	$ Change
Compensation and benefits	$968,255	$27,424	$940,831
Stock-based compensation expense	230,086	-	230,086
Facility expense	183,894	8,750	175,144
Communications expense	51,243	-	51,243
Travel expense	45,302	1,105	44,197
Marketing	75,423	113	75,310
Investor relations expense	345,658	-	345,658
Placement agent fees	100,000	-	100,000
Professional and consulting fees	259,684	-	259,684
Office support and supply expense	91,821	11,183	80,638
Provision for bad debts	37,651	-	37,651
Total	$2,389,017	$48,575	$2,340,442

Depreciation and amortization; interest income and expense; net loss

Depreciation and amortization was $127,097 for the year ended December 31, 2010, compared to $4,029 for the period from inception (September 15, 2009) through December 31, 2009, interest income was $10,617 and interest expense was $65,814 for the year ended December 31, 2010, compared to no interest income and $249 of interest expense in the period from inception (September 15, 2009) through December 31, 2009.  Net loss for the year ended December 31, 2010 was $2,100,347.  Net loss for the period from inception (September 15, 2009) through December 31, 2009 was $60,265.

The Company’s results of operations for the year ended December 31, 2010 and for the period from inception (September 15, 2009) through December 31, 2009, did not contain any unusual gains or losses from transactions not in the Company’s ordinary course of business.

Liquidity and Capital Resources

Our business is still in the early stages, having commenced operations on September 15, 2009.  As of March 31, 2011, we had cash and cash equivalents totaling $1,862,988.  From our inception through March 31, 2011, we have incurred net losses, and at March 31, 2011, we had an accumulated deficit of $3,084,673 and total stockholders’ equity of $1,895,739.  We expect to incur losses for the next six to nine months as rVue continues to gain traction.  There is no guarantee that we will ultimately be able to generate sufficient revenue or reduce our costs in the anticipated time frame to achieve and maintain profitability and have sustainable cash flows.

We did not have any material commitments for capital expenditures at March 31, 2011.  We have budgeted capital expenditures of $221,150 for the remainder of 2011. Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock, or borrowings.

We did not have any significant elements of income or loss not arising from continuing operations in either of the three-month periods ended March 31, 2011 or 2010. While our business is marginally seasonal, we do not expect this seasonality to have a material adverse affect on our results of operations or cash flows.

Cash used in operating activities

Net cash used in operating activities totaled $494,174 for the three-month period ended March 31, 2011 compared to $47,290 for the three-month period ended March 31, 2010. In the three-month period ended March 31, 2011, cash was used to fund a net loss of $924,061, reduced by non-cash depreciation of $125,518, stock-based compensation expense of $160,871, and changes in operating assets and liabilities totaling $143,498. In the three-month period ended March 31, 2010, cash was used to fund a net loss of $65,605 and net changes in operating assets and liabilities of $1,618, reduced by non-cash depreciation expense of $19,933.

Cash provided by (used in) used in investing activities

Net cash provided by investing activities totaled $23,041 for the three-month period ended March 31, 2011, compared to $34,919 of cash used in investing activities for the three-month period ended March 31, 2010.  In the three-month period ended March 31, 2011, cash provided by investing activities consisted of $172,012 of advances repaid by Argo, reduced by $148,971 of cash used for software development costs and equipment. In the three-month period ended March 31, 2010, $34,419 of cash was used for software development costs.

Cash from financing activities

We did not have any financing activities in the three-month period ended March 31, 2011.  Net cash provided by financing activities totaled $102,894 for the three-month period ended March 31, 2010, and was comprised of $105,000 of proceeds from notes payable, reduced by $2,106 used to repay capital lease obligations.

Financial condition

As of March 31, 2011, we had cash and cash equivalents of $1,862,988, working capital of $1,452,750 and total stockholders’ equity of $1,895,739, compared to cash and cash equivalents of $2,334,121, working capital of $2,239,393, and total stockholders’ equity of $2,658,929 at December 31, 2010.

We believe that with the cash we have on hand, the cash we expect to generate from operations over the next nine months, and cash we may raise through debt or equity issuances, we will have sufficient funds available to cover our cash requirements through the next twelve months.

Off-Balance Sheet Arrangements

Since our inception, except for standard operating leases, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

BUSINESS

Corporate History and Acquisition

We were incorporated as Rivulet International, Inc. in the State of Nevada on November 12, 2008.  Prior to May 13, 2010, we were a shell company in the development stage, had no revenue, and our efforts were devoted to entering the automobile export business.  On March 29, 2010 we (1) declared a stock dividend of 11.25490196078 shares of common stock for every one share of common stock then outstanding, and (2) amended and restated our articles of incorporation in order to, among other things: (a) change our name to rVue Holdings, Inc., and (b) increase the number of authorized shares of capital stock from 75,000,000 shares to 150,000,000 shares, divided into two classes: 140,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $.001 per share.

On May 13, 2010, we acquired all of the issued and outstanding capital stock and the business of rVue, Inc., a Delaware corporation ("rVue Inc.") from Argo Digital Solutions, Inc., a Delaware corporation ("Argo"), as well as any and all assets related to the rVue business held by Argo, for 12,500,000 shares of our common stock, pursuant to an asset purchase agreement, dated as of May 13, 2010 (the "Asset Purchase Agreement"), by and between Argo, rVue, Inc. and the Company (the “Transaction”).

Immediately following the Transaction we transferred all of our pre-transaction assets and liabilities to our wholly owned subsidiary Rivulet International Holdings, Inc. (“SplitCo”).  Thereafter, we transferred all of the outstanding capital stock of SplitCo to certain of our stockholders in exchange for the cancellation of 36,764,706 shares of our common stock (the “Split-Off”). Following the Transaction and Split-Off, we discontinued our former business and succeeded to the business of rVue as our sole line of business. Accordingly, rVue, Inc., which began operations on September 15, 2009, became the accounting acquirer of the Company for financial statement purposes.

Our Business

rVue, Inc.’s historical operations began on September 15, 2009, when Argo contributed certain assets and liabilities to rVue in order to enable rVue's management team to focus on developing the rVue business operations and attract capital investment in the rVue business.

We are an advertising technology company and operate rVue, a demand-side platform (“DSP”) for planning, buying and managing Digital Place-Based Networks and Digital Billboards and Signage (collectively “Digital Out-of-Home” or “DOOH”) advertising.  We provide an online, internet based DSP that connects advertisers and/or advertising agencies with third party DOOH media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  Through our newly created managed services division, we will execute complete campaigns on behalf of advertising clients or their agencies.  As of the March 31, 2011, we had generated $124,443 of rVue advertising revenue.

In connection with the Transaction, the Company acquired from Argo all of its assets related to the rVue business, which included all of the common stock of rVue, Inc. as well as software, contracts and technology.  Such software and technology included the rVue DSP technology and software as well as the rVue client and server software, which allows an end user to manage and operate a DOOH network. The client software is used to manage each screen or site and the server software is used to manage the client software.  rVue had licensed the client and server software to Levoip Corporation for installation in Italy.  The contract was terminated effective October 6, 2010.

We provide network services and receive fees, either under contract or on a monthly basis, from Accenture, Mattress Firm and AutoNation.  We provide monitoring and troubleshooting services on a 24/7 basis to Accenture for a private display network that they own under a contract for which we receive $11,975 per month.  Mattress Firm operates an in-store display network to promote their products.  We image computers to run the in-store network in each store location, we create, produce and edit custom content, such as in store sales promotions, to display on such network, and we remotely install the newly created content on the computers, presently on a month-to-month basis, for which we receive $20,000 per month, plus imaging fees and out-of-pocket expenses.  Through May 2010, we provided AutoNation with oversight and management services and content production for their in-house network under a contract that was terminated.  We monitored the network to ensure it was running at all times and created custom content for display on such networks.  Since June 2010, we provide content creation services on an as needed basis for AutoNation.  We expect to continue to receive revenue from these services to Accenture, Mattress Firm and AutoNation during the next twelve months, but we do not intend to pursue additional network related service opportunities as the focus of our business is to earn transaction fees from rVue technology and software as discussed above.

Our Products

We operate rVue, a DSP for planning, buying and managing DOOH and place-based media advertising.  We provide an online, internet based DSP that connects advertisers and/or advertising agencies with third party DOOH media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  Through our newly created managed services division, we will execute complete campaigns on behalf of advertising clients or their agencies.

The rVue DSP is accessible via the internet.  Through rVue, once an advertising campaign has been agreed to between the advertiser and the DOOH network owner, the DOOH networks receive the display advertising to be shown on their installed base of digital media displays.  rVue allows programming and advertising to be customized for display in specific venues, at specific times, and for demographic targeting.  We provide the tools for advertisers and advertising agencies to customize campaigns for details as specific as location, customer preference, product availability, current events and other needs.  Broadband technology, integrated with our proprietary software, enables us to, in instances where a network uses the rVue client software, to add, delete or rotate programming segments in real-time.  Through our Application Program Interface (“API”), we connect to networks and are able to verify network statistics necessary to monitor advertising on the networks and assist in evaluating the performance or refinements required for an advertising campaign in real time.

As of May 20, 2011, 148 networks comprising approximately 549,000 screens representing the top 50 designated market area’s (“DMA”) were accessible through rVue, and rVue had relationships with over 230 advertisers and agencies.  Through our newly created managed services division, we plan to execute complete campaigns on behalf of advertising clients or their agencies.

We believe that consumers who are mobile are increasingly difficult to reach via traditional analog media platforms such as television, print and radio.  Interaction with these consumers via multiple DOOH platforms has advantages.  Advertisers desire, for example, to send pre-programmed, customized messages to specific geographic or demographic targets throughout the life of an advertising campaign.  This can be achieved via the Internet, and we believe will increasingly be achieved through digital displays located along roadsides, on trains and buses and train platforms and bus stations, in elevators, in government offices, schools, restaurants and bars.  All of these DOOH platforms are aggregated for advertiser and advertising agencies via the rVue DSP.

Similar models have been successfully deployed for Internet DSP’s, through Internet ad networks and exchanges that utilize similar services to sell banner and other advertising by websites and Internet publishers with excess inventory to monetize their assets.  For example, Yahoo's Right Media Exchange leverages Yahoo's advertisers to assist publishers in monetizing available Internet advertising inventory.  Our services provide a digital advertising solution that streamlines the process of planning, buying and optimizing display advertising on DOOH display networks.  rVue is designed to simplify the process of buying and selling digital display ads while connecting all the market players — networks, advertisers, agencies, partners and developers — from a unified platform to do business more efficiently and effectively.

Under a contractual arrangement with Accenture, and on a month-to-month basis with Mattress Firm, we provide content production and technical services on a monthly basis for a fixed monthly payment resulting in total monthly revenue of approximately $32,000.  Under these arrangements, we provide content production, including the custom creation of informational spots, typically thirty seconds in length, for display on the client’s network.  We also provide technical services, including network monitoring, troubleshooting and maintenance, among other services.

Targeting Specific Consumer Demographics

rVue allows the advertiser to specify geography and/or demography – for example, females and males aged 21-34, college educated with annual income greater than $50,000.  Unlike network TV or cable, the advertiser can transmit the message to individually addressable screens, digital image displays in elevators, digital billboards, and, in the future, mobile phones.  Outlets can be selected by detailed criteria.

The advertising clips that are deployed through rVue differ from the 30-60 second spots familiar to the broadcast TV audience.  Much shorter in length, they utilize the look and feel of Internet flash media that is current, immediate and compelling.  Brand cues in these short form advertisements cause the customer to immediately identify the product (e.g. Jerry Seinfeld and American Express, Clydesdales and Anheuser Busch) and quickly orient toward the advertisements message.  The new spots are different from traditional television and radio commercials as fewer and fewer buyers are actually sitting still for paid advertising in these days of subscriber radio, premium cable channels and the use of digital video recorders.  Digital media has color, motion and vibrancy that grabs attention and demands notice.

Our Approach

We act, in certain transactions, as a principal to purchase advertising on behalf of a client who will issue a purchase order for the “managed services” we provide.  We contract in our name with the networks to purchase the necessary space and time to execute the campaign.  In these instances, we assume the full financial risk of the campaign and are liable to the networks for the cost of network space and time. We recognize advertising revenue as a principal on a gross basis.

rVue allows advertisers to select as many or as few of the DOOH screens that are available through rVue when creating media plans and advertising campaigns. The advertiser may then, through rVue, submit offers to each of those networks and negotiate the final campaign price. Networks may accept, reject or counter offer. Once the campaign is agreed to we earn a transaction fee negotiated on the gross amount of the advertising.

Creative Services

We utilize state-of-the-art high-definition facilities with fully-provisioned digital edit suites, a live recording studio and thousands of hours of professionally produced video and animation from our archive. We offer our customers solutions that span from concept to completion.  We work with our customers to develop a strategic plan for their DOOH environment, including creating custom-produced content.

Customers and Market

A DOOH network is an accumulation of out of home digital displays. rVue does not own any DOOH networks, but provides a DSP that connects advertisers with networks, for a fee. rVue’s customers are the advertisers who advertise on out of home displays. As an internet based DSP for DOOH, rVue is a platform that intelligently connects the advertiser to these third-party networks providing an opportunity for displays and messages to be delivered to these screens and billboards. Since each display device possesses a unique addressable Internet Protocol (“IP”) address, information can be directed from advertisers, across our platform, to a single screen or a group of screens that are owned by one, or many, networks, and information regarding the frequency, location and timing of displayed advertisements can be fed back across our platform to advertisers.

rVue gathers traffic to its internet site from internet users who have a need for rVue’s services and who use internet based search tools to find companies like rVue. rVue has not advertised its services or capabilities to date, but promotes its business through direct contact with advertising agencies and media placement services that rVue has identified as representing advertisers that will likely advertise on DOOH networks, through word of mouth, and through inquiries received as a result of press that rVue has received in trade publications. At this time, rVue does not target individual advertisers.

The DOOH media sector is one of the fastest growing advertising segments in the U.S. This sector enables advertisers to engage target consumers in captive locations during their daily routines through video advertising networks, digital billboards and ambient ad platforms. The media platforms are further categorized by various venues and locations, including theaters, retail, offices, entertainment, transit, universities, roadside, and on various objects.  We do not own any networks or displays.  Instead, we rely on network companies connected to our platform who install and manage the physical digital signage.

According to PQ Media’s Global Digital Out-of-Home Media Forecast 2011-2015, DOOH spending, including digital-place based networks and billboards and signage, grew 15.1 percent in 2010 to $2.07. PQ Media breaks down the DOOH industry by two major platform segments and six venue/location categories:

1.
Digital place-based networks (“DPN”) integrate entertainment and/or informational programming with advertising narrowcast on video screens in venues such as cinema, retail, office, entertainment and transit.

2.
Digital billboards and signage (“DBB”) communicate primarily advertising messages through LED or LCD screens, and the ads often change at predetermined times to showcase multiple brands at locations including roadside, transit, entertainment and retail.

US DPN revenue, the larger of the two platforms, bounced back from a slight decline in 2009 to post a 15 percent gain to $1.54 billion in 2010 according to PQ Media.  US DPN growth is forecast to accelerate to 16 percent to $1.79 billion in 2011, driven by double digit expansion in all five venue categories, including the largest, cinema, and the fastest-growing, office, as well as entertainment, transit and retail.  US DBB revenue increased 15.4 percent to $532 million in 2010, and is expected to grow at an accelerated 18.8 percent in 2011 to $632 million, fueled by gains in all four location categories, primarily roadside, the largest.

DOOH will be one of the fastest-growing media around the world over the next five years, according to Magna Global’s latest advertising forecast, with a compounded annual growth rate of 15.2 percent from 2011 to 2016. That puts DOOH behind just two other media - online video, which is estimated to grow at an average rate of 19.6 percent per year over the same period, and mobile, which will grow at an average rate of 19.4 percent per year.

DOOH is expected to grow at a rate roughly three times the rate for the media business overall, which Magna sees growing at between 5 to 5.5 percent from 2011 to 2016.  DOOH will help drive the strong growth rate for the broader out-of-home advertising category in general, which Magna expects to grow 7.9 percent in 2011.  From 2011 to 2016, total DOOH advertising revenues will double from $2.6 billion to $5.2 billion.

Cinema advertising will be another strong growth area over the next couple of years, according to Magna, which forecasts an 8.8 percent growth rate in 2011 followed by annual growth rates ranging from 8 to 10 percent through 2016. In dollar terms, cinema ad revenues will grow from $2.6 billion in 2010 to $4.4 billion in 2016 according to Magna.

Advertisers and Agencies

rVue provides one central conduit for advertiser and agency DOOH needs.  Once an advertiser or agency has determined the specific market they wish to target, rVue simplifies the complexities of a media buy.  Using rVue's web-based interface, advertisers and agencies create a “campaign” in six simple steps:  (i) they enter the campaign details; (ii) they target their locations by DMA, address, single point radius or multi-point radius; (iii) they pick the audience that they would like to reach by demographics; (iv) they select the venue type; (v) they create the offers, insertion orders and flight schedules; and (vi) they submit the offers to the networks and then negotiate acceptance with each network.  Once a campaign is accepted and is ready to commence, they upload their video content to rVue's servers via the Internet. We review the uploaded content to ensure quality control and then deploy the content to the networks.  Once the advertisement is running, advertisers and agencies have access to reporting tools through the rVue website.  rVue's automated progress reports provide analytics and proof of playback, so every broadcast is accounted for.

Networks

rVue is an IP-based DSP that connects to any network's digital signage to promote its business and sell advertising to outside companies.  Affiliated networks create a network profile by providing specific information about their networks, which may or may not be verified or audited by one of the leading media and market research firms such as Nielson Media Research or Arbitron, covering locations, number of screens, type of technology, demographics (e.g., age and sex of the audience) and the nature of the venue (e.g. retail, sports event, movie theater, etc.) and as advertisers enter campaigns and submit bids each selected network will be offered the opportunity to accept, reject or counter offer some or all of the advertisers offer.

rVue’s client and server software makes loading content onto an existing system as easy as copying music onto an MP3 player. Networks utilizing this software can click, drag and drop the content to create a playlist combining in-house commercials with outside advertising, they can change the order just like a mix, or choose a playlist of preselected video segments ready-made for their industry.  rVue enables network aggregators to manage multiple locations with separate playlists for each.  Networks may schedule ads for different days and times and preview their playlist in their browser, exactly as it will appear on their digital signage.

Competition

We face competition from traditional media and advertising, as well as other aggregators of DOOH networks.  Aggregators, such as Adcentricity and SeeSaw, Ad Networks such as DOMedia, Cisco Amplify and Vukunet, and network operators, such as Gas Station TV, Captivate and Zoom, each of whom maintains internal sales forces and negotiates directly with advertisers, as well as other brokers and agencies who contract directly with individual DOOH networks, also compete with us.  In addition, advertisers may seek out networks, which maintain internal sales forces and purchase or place ad content with them directly.  Our service differs, however, in that we offer both a DSP where advertisers and agencies can place content on multiple networks and can negotiate offers with those networks inside the rVue platform, and we offer managed services where we manage the entire campaign.

We distinguish our product line from our competitors' offerings by being a "one-stop shopping" source for our customers.  Many competitors in our markets offer a far narrower choice of services than we offer.  For example, some content providers deliver their own content, while we offer the content of multiple providers.  We provide an Application Programming Interface (“API”) to connect our technology to other platforms and the proprietary operating systems that a client network may need to utilize rVue.  We strive to meet every customer's needs at every level and partner with them across product lines and extensions.

Patents, Trademarks, and Licenses

Our policy is to be globally compliant with intellectual property rights.  Advertisers and agencies are contractually obligated to advise us when they upload content for airing on networks via rVue for which they do not hold distribution rights.  We rely on our advertisers to ensure that the content that they upload to us does not infringe on the intellectual property rights of others.  We have invested significantly in the development of proprietary technology and also to establish and maintain an extensive knowledge of the leading technologies, and incorporate these technologies into the rVue platform and the services that we offer and provide to our customers. We do not presently hold any patents but we are pursuing new patent and trademark applications in 2011. We believe that we hold adequate rights to all intellectual property used in our business and that we do not infringe upon any intellectual property rights held by other parties.

Regulation

Governments and regulatory authorities in some jurisdictions in which our affiliated networks or in which advertiser or agency content originates may impose rules and regulations requiring licensing for distribution of content over the Internet.

Regulatory schemes can vary significantly from country to country.  We may be subject to broadcasting or other regulations in countries from which we have affiliated networks or from which our advertisers or agencies upload their content to networks via rVue and may not be aware of those regulations or their application to rVue.  Further, governments and regulatory authorities in many jurisdictions regularly review their broadcasting rules and policies, including the application of those rules and policies to new and emerging media.

Traditional over-the-air and cable television broadcasting businesses are generally subject to extensive government regulation and significant regulatory oversight in most jurisdictions in which we operate.  Regulations typically govern the issuance, amendment, renewal, transfer and ownership of over-the-air broadcast licenses, cable franchise licenses, competition and cross ownership and sometimes also govern the timing and content of programming, the timing, content and amount of commercial advertising and the amount of foreign versus domestically produced programming.  In many jurisdictions, including Canada and the United States, there are also significant restrictions on the ability of foreign entities to own or control traditional over-the-air television broadcasting businesses.  We are not aware of any regulations in any of the jurisdictions in which our affiliated networks operate that would require us to be licensed to distribute content over the public Internet.

While we are not aware of any proposed regulatory initiatives regulating the transfer of content over the Internet in any of the jurisdictions in which we operate, we cannot assure you that regulations or orders will not be amended in the future in a manner that requires us to modify or block content in particular jurisdictions in order to continue distributing our clients' content to our affiliated networks in those jurisdictions or that otherwise affects our operations in a materially adverse manner.

Our business may be adversely affected by foreign import, export and currency regulations and global economic conditions. Our future development opportunities partly relate to geographical areas outside of the United States.  There are a number of risks inherent in international business activities, including government policies concerning the import and export of goods and services, costs of localizing products and subcontractors in foreign countries, costs associated with the use of foreign agents, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization and possible social, labor, political and economic instability. There can be no assurance that such risks will not adversely affect our business, financial condition and results of operations.

Properties

Our corporate headquarters are located in Fort Lauderdale, Florida, where we occupy approximately 5,500 square feet of leased office space. This facility accommodates our principal sales, marketing, operations, finance and administrative activities.  We occupy the space under a lease that expires on June 30, 2013 at a monthly base rent of $6,341.  We anticipate adding new facilities and expanding our existing facilities as we add employees and expand our markets, and we believe that suitable additional or substitute space will be available as needed to accommodate any such expansion of our operations.

Employees

As of May 20, 2011, we employed 20 employees, 19 of whom are full-time.  We consider our relationship with our employees to be satisfactory and have not experienced any interruptions of our operations as a result of labor disagreements.  None of our employees are represented by labor unions or covered by collective bargaining agreements.

Legal Proceedings

From time to time, we may become involved in litigation relating to claims arising out of our operations in the normal course of business. Except as described below, we are not currently involved in any pending legal proceeding or litigation and, to the best of our knowledge, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on our business, financial condition and operating results.

On or about March 8, 2011, Viewpoint Securities, Inc. commenced an action in the Circuit Court of the 17th Judicial District in Broward County, Florida, alleging that we owe them a placement agent fee of $210,000 and warrants to purchase 175,167 shares of our common stock for purported services rendered in connection with the December 2010 Private Placement. We believe the case is without merit and we intend to vigorously defend ourselves in connection therewith.  On March 23, 2011, we filed a Motion to Dismiss.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our officers.

Name	Age	Positions with the Company
Jason Kates	50	Chief Executive Officer, President and Chairman of the Board
David Loppert	56	Chief Financial Officer
Dawn Rahicki	48	Chief Marketing Officer
Jay Wilson	31	Chief Technology Officer
Robert Chimbel	56	Director
Michael Mullarkey	43	Director
Patrick O’Donnell	50	Director

Director Biographies

Jason Kates, Chief Executive Officer and Director

Jason Kates is the founder of rVue, Inc., and has served as our chief executive officer, president and chairman of the Board since May 13, 2010.  Mr. Kates began his career in 1986 as a broker with Oppenheimer & Co. Inc., where he rose to vice president, managing corporate capital.  In 1990 he founded Kates Communications, a digital marketing and product marketing company that harnessed the power of digital media to capture consumer attention and awareness.  From 1993 to 1996 Mr. Kates served as executive vice president and head of marketing of Investec, an international manufacturing company selling a digital pacifier thermometer via digital media.  In 1996, upon Investec’s sale, Mr. Kates founded Retail Media Systems, Inc. (now Argo Digital Solutions, Inc.).  Mr. Kates earned a bachelor’s degree in Social Science from Florida State University.  Mr. Kates was selected to serve as a director on our Board due to his significant experience in the DOOH industry, his knowledge of rVue, including its operations, its strategies, and his position as chief executive officer of rVue.  He is also a large shareholder.

Robert Chimbel, Director

Bob Chimbel has served as a Director of ours since May 2010, and is chairman of the Compensation Committee and serves as a member of the Audit and Nominating and Governance Committees of the Board. Mr. Chimbel is an innovative marketing and communications executive whose has founded and profitably managed a diverse group of integrated marketing enterprises.  For the past ten years Mr. Chimbel has held several high-level executive positions for Omnicom Group, Inc.  Since January 2006, Mr. Chimbel has served as CEO of The Component Group, a consortium marketing communications companies he created which consists of three interrelated marketing companies each with a specific area of expertise:  UPROAR!, now one of the nation’s pre-eminent kids, “tweens” and teens advertising and marketing company;  The Launch Point, a new product design and development group and business innovation consultancy; and  Encircle Marketing, an agency that targets emerging and re-emerging brands primarily for private equity firms.  The Component Group has offices in Dallas and New York.  In February 2009, DDB Worldwide, a division of Omnicom, tapped Mr. Chimbel to head up a new division, DDB Entertainment Group, to develop branded entertainment and branded content properties.  Mr. Chimbel also oversees The Ant Farm, a Los Angeles entertainment company specializing in advertising and marketing for film, television and digital games, and Red Urban Digital, a diverse interactive agency with a specialization in developing and implementing social media initiatives.  While at Omnicom, Mr. Chimbel served as chief creative officer and then president of TracyLocke, a top 50 marketing solutions companies with expertise in advertising, promotion, media, merchandising and sales/field marketing.  Prior to his role at Omnicom, Mr. Chimbel has spent his career at such companies as Digitas, Leo Burnett and Hasbro, as well as founding his own advertising and marketing agency, which was eventually sold to the Earle Palmer Brown group. Mr. Chimbel graduated from Northwestern University in 1975 with a bachelor’s degree in Science.  Mr. Chimbel was selected to serve on our Board due to his extensive knowledge of the advertising industry, and his experience as an executive officer of public companies.

Michel Mullarkey, Director

Michael Mullarkey has served as a director of ours since December 21, 2010 and is chairman of the Audit Committee and serves as a member of the Compensation and Nominating and Governance Committees of the Board.  He is an experienced director and executive officer of public companies, having served in various capacities, including chief executive officer, president, chairman of the board and acting chief financial officer of Workstream, Inc. (OTC:WSTM) at various times from 2001 – 2010.  From January 2001 to April 2001, Mr. Mullarkey was the president, secretary and a director of Paula Allen Holdings, Inc., a full service outplacement firm in the United States, acquired by Workstream, Inc. in April 2001.  Prior thereto, Mr. Mullarkey held various positions at Sony Corporation, including vice president and general manager, and a as a co-founder and managing director of an investment capital group managing private equity funding and investing in emerging technology markets and organizations.  Mr. Mullarkey was elected as a director due to his extensive knowledge of internet marketing, his valuable legal and financial expertise and his experience as a director and executive officer of public and private companies. He has helped build numerous private, and one public, entities from the early stages to significant operating entities.

Patrick O’Donnell, Director

Patrick O’Donnell has served as a director of ours since December 21, 2010 and is chairman of the Nominating and Governance Committee, and is a member of the Audit and Compensation Committees of the Board.  He is a private investor and entrepreneur, and a senior business and technology executive with over 25 years experience and a proven record of delivering success within the financial services industry.  Since 2005, Mr. O’Donnell's primary activity has been in running his private hedge fund.  From 1997 through 2004 Mr. O’Donnell served as the chief technology officer of UBS Investment Bank and a member of its management board.  Prior thereto he held senior positions within UBS and its predecessors.  Mr. O’Donnell was selected as a director because of his extensive experience as an executive officer of a major international corporation.  Mr. O’Donnell has experience in leading a 6,000 person technology organization and combines that expertise with numerous global businesses, including experience in: equity, interest rates, derivatives, foreign exchange, commodities, energy and corporate finance.  In April 2010 Mr. O’Donnell joined the NYSE Liffe US board.  NYSE Liffe is the global derivatives business of the NYSE Euronext group.

Executive Officer Biographies

See Jason Kates’ biography above.

David Loppert, Chief Financial Officer, Secretary and Treasurer

David Loppert has served as our chief financial officer, secretary and treasurer since May 13, 2010.  Loppert served as Argo’s senior vice president from March, 2009 through January 2010, and from March 2010 through May 2010.  He was formerly a director, executive vice president and chief financial officer of Surgical Outcome Support, Palm Beach Gardens, FL, from August 2006 through March 2009. From October 2003 through July 2006 he was an independent financial consultant to public and private companies.  From June 2001 until September 2003, he was a vice president and director of QSGI Inc. (OTCBB: QSGI). From February 1997 through December 2000, he was vice president, chief financial officer and assistant secretary of Applied Digital Solutions, Inc. (NASDAQ: ADSX) and also served as chief executive officer of SysComm International Corporation, (NASDAQ: SYCM) a network and systems integrator, and an affiliate of Applied Digital.  Loppert began his financial career with Price Waterhouse, an international accounting firm, in 1978 in Johannesburg, South Africa, before moving to its Los Angeles Office in 1980 where over time he became a senior manager.  Loppert earned bachelor's degrees in commerce in 1978 and in accounting in 1980, and a higher diploma in accounting in 1980, all from the University of the Witwatersrand, Johannesburg, South Africa, and was designated a Chartered Accountant (South Africa) in 1980.

Dawn Rahicki, Chief Marketing Officer

Dawn Rahicki has served as our chief marketing officer since September 2009.  Rahicki joined Argo in June 2008 as senior vice president of marketing and business development and was promoted in 2009 to chief marketing officer. Over the past 24 years, Rahicki has served as president of The Illume Group, Inc., where she was responsible for the acquisition and development of clients in real estate, business solutions, digital printing/graphics and digital technology industries. Prior to The Illume Group, she led the in-house creative department for a $12 billion privately-held company and the operations and account service team for a multi-million dollar marketing firm.  Rahicki earned a bachelor’s degree in marketing from Barry University as well as certificates from New York University in Film Production, Nova Southeastern University in Management, Coach University for Executive Coaching and credits toward a masters degree from Nova Southeastern University.

Jay Wilson, Chief Technology Officer

Jay Wilson has served as our chief technology officer since September 2009.  Wilson joined Argo in June 1999 as an assistant software technician and was promoted a number of times between April 2000 and May 2008 when he was appointed chief technology officer.  As chief technology officer, Wilson is responsible for driving the development and delivery of technology offerings for rVue. For more than 10 years, Wilson’s leadership, strategy and innovative ideas as a leading technologist have come from his firm belief that technological excellence is a strong differentiator for all organizations, particularly when they are translated into consumer-based applications. Most recently Wilson has led the development of rVue’s U.S.-based online media and DOOH development teams’ proprietary web-based addressable advertising platform, the rVue DSP.  Wilson graduated magna cum laude from Florida Atlantic University in 2001 with a bachelor’s of science degree in computer engineering.

There are no family relationships among any of our directors and executive officers.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Promoters

Argo, Jason Kates, Richard Sullivan, a former director and a significant (30.2%) Argo shareholder, and David Loppert are each considered a promoter of the Company.  None of them were involved in any legal proceedings as described in Item 401(f)(1) – (f)(6) of Regulation S-K in the past ten years.

Directors’ and Officers’ Liability Insurance

We have directors’ and officers’ liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions. Such insurance also insures us against losses, which we may incur in indemnifying our officers and directors. In addition, we have entered into indemnification agreements with key officers and directors and such persons shall also have indemnification rights under applicable laws, and our articles of incorporation and bylaws.

Corporate Governance

Board Responsibilities and Structure

The Board oversees, counsels, and directs management in the long-term interest of rVue and its shareholders. The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of rVue. The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board, and its Committees, meet throughout the year and act by written consent from time to time as appropriate. The Board has formed Audit, Compensation and Nominating and Governance Committees. Committees regularly report on their activities and actions to the Board. The Board appoints members to its Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee, Compensation Committee and the Nominating and Governance Committee each have a written charter approved by the Board.

The following table identifies the independent and non-independent current Board and Committee members:

Name	Independent	Audit	Compensation	Nominating and Governance

Robert Chimbel (Chair Compensation)	√	√	√	√
Michael Mullarkey (Chair Audit)	√	√	√	√
Patrick O’Donnell (Chair Nominating)	√	√	√	√
Jason Kates	—	—	—	—

Our Board has determined that Messrs. Chimbel, Mullarkey and O’Donnell are independent under the NASDAQ Stock Market Listing Rules.

Audit Committee

The members of the Audit Committee are Michael Mullarkey (Chair), Robert Chimbel and Patrick O’Donnell.  The Audit Committee’s duties are to recommend to our board of directors the engagement of independent auditors to audit our financial statements. The Audit Committee reviews the scope, timing and fees for the annual audit and the results of audit examinations performed by independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee oversees the independent auditors, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and the independent auditors. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. Our Audit Committee members possess an understanding of financial statements and generally accepted accounting principles. Our Board has determined that Mr. Mullarkey is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002. The Board has determined that Messrs. Mullarkey, Chimbel and O’Donnell are independent in accordance with the NASDAQ Stock Market independence standards for audit committees.

Compensation Committee

The members of the Compensation Committee are Messrs. Chimbel (Chair), Mullarkey and O’Donnell.  The Compensation Committee has certain duties and powers as described in its charter, including but not limited to periodically reviewing and approving our salary and benefits policies, compensation of executive officers, administering our stock option plans and recommending and approving grants of stock options under such plans.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. O’Donnell (Chair), Chimbel and Mullarkey. The Nominating and Governance Committee considers and makes recommendations on matters related to the practices, policies and procedures of the Board and takes a leadership role in shaping our corporate governance. As part of its duties, the Nominating and Governance Committee assesses the size, structure and composition of the board and its committees, coordinates evaluation of Board performance and reviews Board compensation. The Nominating and Governance Committee also acts as a screening and nominating committee for candidates considered for election to the Board.

Changes in Nominating Process

There are no material changes to the procedures by which security holders may recommend nominees to our Board.

Board Diversity

While we do not have a formal policy on diversity, our Board considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix.  Although there are many other factors, the Board seeks individuals with experience on public company boards as well as experience with advertising, marketing, legal and accounting skills.

Board Assessment of Risk

Our risk management function is overseen by our Board.  Through our policies, our Code of Conduct and Ethics and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect rVue, and how management addresses those risks.  Mr. Kates, a director and our chief executive officer, and Mr. Loppert, our chief financial officer, work closely together with the Board once material risks are identified on how to best address such risk.  If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. Presently, the primary risks affecting rVue include our ability to (i) gain acceptance and the adoption of rVue as a demand side platform, (ii) increase market share in an intensely competitive DOOH advertising market, (iii) successfully execute our business strategy and deploy a differentiated technology solution, and (iv) effectively raise sufficient capital as we scale our business. The Board focuses on these key risks and interfaces with management on seeking solutions.

EXECUTIVE COMPENSATION

The following information is related to the compensation paid, distributed or accrued by us for the year ended December 31, 2010 and the period from inception (September 15, 2009) through December 31, 2009 to our chief executive officer (principal executive officer) and the two other most highly compensated executive officers serving at the end of the last fiscal year whose compensation exceeded $100,000 (the “Named Executive Officers”).

Summary Compensation Table

						All
Name and				Stock	Option	Other
Principal Position	Year	Salary	Bonus	Awards	Awards	Compensation	Total
(a)	(b)	$(c)	$(d)	($)(e)	($)(f)(1)	($)(i)	`($)(j)
Jason Kates	2010	$142,845	$231,885	$-	$187,899	$-	$562,629
Chief Executive Officer	2009(2)	-	-	-	-	-	-
David Loppert	2010	80,000	-	-	89,371	-	169,371
Chief Financial Officer	2009(2)	-	-	-	-	-	-
Jay Wilson	2010	83,785	-	-	24,978	-	108,763
Chief Technical Officer	2009(2)	-	-	-	-	-	-

(1)
The amount in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718.  These amounts represent options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers.

(2)
For the period from inception (September 15, 2009) through December 31, 2009.  Messrs. Kates, Loppert and Wilson were compensated by Argo during 2009.  In terms of the Transition Services Agreement between Argo and rVue, Inc., no salary was allocated to rVue, Inc. for their services to rVue in 2009.

Named Executive Officer Compensations

Jason Kates

In May 2003, Argo entered into an employment agreement with Mr. Kates which, unless otherwise terminated or amended, automatically renewed for an additional twelve months at the end of each renewal term.  The most recent agreement ran from June 1, 2008 through May 31, 2009 and provided for an annual base salary of $243,000 and for continuation of salary and benefits for twelve months if Mr. Kates was terminated without cause in exchange for Mr. Kates being bound by a covenant not to compete during the severance period.  The agreement was not renewed upon expiration and Mr. Kates continued to be remunerated at an annual base salary of $243,000.

On May 13, 2010, we entered into an employment agreement with Mr. Kates, to serve as our president and chief executive officer.  The initial term of the agreement is three years. Pursuant to the agreement, Mr. Kates receives an annual base salary of $180,000 for the first year, on a pro rata basis, through December 31, 2010, $240,000 for the next twelve months, and then such greater, but not lesser, salary for any future years of employment as agreed to by Mr. Kates and the non-employee independent directors of the Company.  Mr. Kates is also entitled to receive such bonuses or option grants as are approved by the non-employee independent directors of the Company, including a transitional services bonus to be awarded monthly, during the first eight months after the closing of the Transaction, in an amount not to exceed $30,000 per month based on the Net Profit from revenues generated from performance of services under the work assigned by Argo to rVue, Inc. with Accenture, AutoNation and Mattress Firm (the “Contracts”).  “Net Profit” shall mean actual collections for bona fide services performed and invoiced pursuant to the Contracts, minus actual direct costs for providing such services, and minus any credits or refunds for payments made during such period.  For 2010, Mr. Kates earned a bonus of $231,885.

On May 13, 2010, Mr. Kates was granted 10-year stock options to purchase 1,000,000 shares of our common stock exercisable at $.22 per share.  Fifty percent vest after six months and the remaining 50% vest after 12 months.  On September 17, 2010, Mr. Kates was granted 10-year stock options to purchase an additional 300,000 shares of our common stock exercisable at $.22 per share.  The options vest six months after the grant date.

David Loppert

On May 13, 2010, we entered into an employment agreement with Mr. Loppert, to serve as our chief financial officer, secretary and treasurer.  The initial term of the agreement is two years. Pursuant to the agreement, Mr. Loppert will receive an annual base salary of $120,000 for the first year, $200,000 for the second year, and then such greater, but not lesser, salary for any future years of employment as agreed to by Mr. Loppert and the non-employee independent directors of the Company.  Mr. Loppert will also be entitled to receive such bonuses or option grants as are approved by the non-employee independent directors of the Company.

On May 13, 2010, Mr. Loppert was granted 10-year stock options to purchase 500,000 shares of our common stock exercisable at $.20 per share.  Fifty percent vest after six months and the remaining 50% vest after 12 months.  On September 17, 2010, Mr. Loppert was granted 10-year stock options to purchase an additional 100,000 shares of our common stock exercisable at $.20 per share.  The options vest six months after the grant date.

Jay Wilson

We have not entered into an employment agreement with Mr. Wilson.  On May 13, 2010, Mr. Wilson was granted 10-year stock options to purchase 150,000 shares of our common stock exercisable at $.20 per share.  The options vest 25% six months after the grant date and the balance ratably over 18 months commencing on the seventh month after the grant date.  On September 17, 2010, Mr. Wilson was granted 10-year stock options to purchase an additional 100,000 shares of our common stock exercisable at $.20 per share.  The options vest six months after the grant date.

Termination Provisions

The table below describes the severance payments that our executive officers are entitled to in connection with a termination of their employment upon death, disability, without cause, for Good Reason, change of control and the non-renewal of their employment at the discretion of rVue.  All of the termination provisions are intended to comply with Section 409A of the Internal Revenue Code of 1986 and the Regulations thereunder.

	Jason Kates	David Loppert

Death or Disability	Balance of Base Salary due under agreement and all unvested stock options vest and remain exercisable for their original term	Balance of Base Salary due under agreement and all unvested stock options vest and remain exercisable for their original term
Dismissal Without Cause	18 months base salary, insurance coverage for up to 18 months, and all unvested stock options vest and remain exercisable for their original term	18 months base salary, insurance coverage for up to 18 months, and all unvested stock options vest and remain exercisable for their original term
Resignation for Good Reason (1)	18 months base salary, insurance coverage for up to 18 months, and all unvested stock options vest and remain exercisable for their original term	18 months base salary, insurance coverage for up to 18 months, and all unvested stock options vest and remain exercisable for their original term
Change of Control	All stock options and restricted stock immediately vest	All stock options and restricted stock immediately vest
Expiration of Initial Term and rVue does not renew	None	None

(1)
Generally, Good Reason in the above agreements include the material diminution of the executives’ duties, any material reduction in base salary without consent, the relocation of the geographical location where the executive performs services or any other action that constitutes a material breach by rVue under the employment agreements.

Equity Compensation Plan Information

The following chart reflects the number of stock options and shares of restricted stock available for future grants under our incentive plan.

Plan	Number Authorized	Number Remaining

2010 Equity Incentive Plan	3,750,000	252,500

On May 12, 2010, shareholders representing a majority of the voting shares of the Company approved the 2010 rVue Holdings Equity Incentive Plan (the “Plan”) and reserved 3,750,000 shares of our common stock for issuance pursuant to awards under the Plan. The Plan is intended as an incentive, to retain in the employ of, and as directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. Under the Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long term incentive awards. The Plan is administered by the Compensation Committee of our Board.

Securities Authorized for Issuance under Equity Compensation Plans

The following table presents information regarding options outstanding under our compensation plans as of December 31, 2010:

Equity Compensation Plan Information
Number of
	Number of		securities
	securities		available for
	to be issued	Weighted-average	future issuance
	upon exercise	exercise price of	under equity
	of outstanding	of outstanding	compensation plans
	options, warrants	options, warrants	(excluding securities
	and rights	and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,497,500	$0.22	252,500
Equity compensation plans not approved by security holders	-	$-	-
Total	3,497,500	$0.22	252,500

Outstanding Equity Awards At 2010 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of December 31, 2010. There are no outstanding stock awards held by the Named Executive Officers:

	OPTION AWARDS
				Equity
				Incentive
				Plan Awards:
	Number of	Number of		Number of
	Securities	Securities		Securities
	Underlying	Underlying		Underlying
	Unexercised	Unexercised		Unexercised	Option
	Options	Options		Unearned	Exercise	Option
	(#)	(#)		Options	Price	Expiration
Name	Exercisable	Unexercisable		(#)	($)	Date
(a)	(b)	(c)		(d)	(e)	(f)
Jason Kates	500,000	500,000	(1)	-	$0.22	05/13/20
		300,000	(2)	-	$0.22	09/17/20
David Loppert	250,000	250,000	(1)	-	$0.20	05/13/20
		100,000	(2)	-	$0.20	09/17/20
Jay Wilson	43,750	106,250	(3)	-	$0.20	05/13/20
		100,000	(2)	-	$0.20	09/17/20

(1)	These options vest on May 12, 2011.
(2)	These options vest 50% on March 17, 2011, and the balance on September 16, 2011.
(3)	These options vest at the rate of 6,250 per month through May 13, 2012.

Director Compensation

In 2010, we did not pay cash compensation to our directors for service on our Board.  Non-employee members of our Board were compensated with stock options for 2010 service.

	Fees
	Earned or
	Paid in	Stock	Option		All Other
	Cash	Awards	Awards		Compensation		Total
Name	($)	($)	($) (1)		($)		($)
(a)	(b)	(c)	(d)		(g)		(h)
Robert Chimbel	$-	$-	$43,242	(2)	$-		$43,242
Michael Mullarkey	$-	$-	$37,453	(3)	$30,000	(4)	$67,453
Patrick O'Donnell	$-	$-	$37,453	(3)	$-		$37,453

(1)
The amounts in this column represent the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)
Represents (a) a 10-year stock option to purchase 200,000 shares of our common stock exercisable at $.20 per share (100,000 options have vested and 100,000 options vest on May 12, 2011), and (b) a 10-year stock option to purchase 100,000 shares of our common stock exercisable at $.20 per share, 50,000 of which vest on March 17, 2011 and the balance vest on September 16, 2011.

(3)	Represents a 10-year stock option to purchase 200,000 shares of our common stock exercisable at $.30 per share. The options vest on June 21, 2011.
(4)	Other compensation consists of consulting fees paid to Mr. Mullarkey.

We have not finalized the compensation for 2011 service for our non-employee directors.  Our non-employee directors will be reimbursed for out-of-pocket expenses incurred in attending Board and Board committee meetings.  Directors who are employed by rVue are not compensated for their service on the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our fiscal year 2009, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.

Review, Approval or Ratification of Transactions with Related Parties

Our audit committee’s charter requires review and discussion of any transactions or courses of dealing with parties related to us that are significant in size or involve terms or other aspects that differ from those that would be negotiated with independent parties. Our nominating and governance committee’s charter requires review of any proposed related party transactions, conflicts of interest and any other transactions for which independent review is necessary or desirable to achieve the highest standards of corporate governance. It is also our unwritten policy, which policy is not otherwise evidenced, for any related party transaction that involves more than a de minimis obligation, expense or payment, to obtain approval by our Board of Directors prior to our entering into any such transaction. In conformity with our various policies on related party transactions, each of the below transactions has been reviewed and approved by our Board of Directors.

Transactions with Argo Digital Solutions, Inc.

Jason Kates, our Chairman and Chief Executive Officer, is the sole director and chief executive officer of Argo, and was the sole director of Argo when we acquired the business of rVue, Inc. and all of Argo’s other assets from Argo on May 13, 2010.  See “The Transaction” below.

Transition Services Agreement

Pursuant to a September 2009 Transition Services Agreement (the “Agreement”), as amended, Argo provided certain general and administrative services, including labor, technology and other services to rVue, Inc. on an as needed basis in exchange for cash consideration. During 2009, the Company incurred and paid $88,960 to Argo under this arrangement of which certain portions were capitalized to software development costs.  The Agreement was terminated on May 13, 2010, as part of the Transaction. Any and all advances and payments made by rVue, Inc. on behalf of Argo and owing by Argo to rVue, Inc. were to be repaid or reimbursed by Argo on or prior to May 13, 2011, and such amount accrued interest at a rate of ten (10%) percent per annum.  At December 31, 2010, Argo owed us $172,012.  On January 17, 2011, Argo repaid the full balance, including all accrued and unpaid interest.

The Transaction

On May 13, 2010, we acquired all of the issued and outstanding capital stock and the business of rVue, Inc., from Argo as well as any and all assets related to the rVue business held by Argo, pursuant to an asset purchase agreement, dated as of May 13, 2010 (the "Asset Purchase Agreement"), by and between Argo, rVue, Inc. and the Company (the “Transaction”).  Prior to May 13, 2010, the Company was a shell company in the development stage, had no revenue, and its efforts were devoted to entering the automobile export business.  During late March 2010 we were approached by representatives of Argo and rVue to consider a transaction, and on May 13, 2010 we agreed to acquire the assets of rVue, as described below.  Thereafter, we determined to continue the business of rVue as our sole business and terminated our efforts to enter the automobile export business by selling such business to our controlling stockholder.  Current management was not involved in the evaluation and decision by the prior controlling shareholders, officers and directors to participate in the Asset Purchase and to change the Company’s line of business and capitalization, but current management believes that the acquisition and change in the line of business was desirable as a means to pursue a business with what it believes are greater prospects.  Pursuant to the terms and conditions of the Asset Purchase Agreement, at the closing of the Transaction, we acquired all of Argo’s assets, including all of the issued and outstanding shares of rVue, Inc. and the business of rVue from Argo for the consideration of 12,500,000 shares of our common stock.  These shares are subject to a lock-up agreement with the Company and may not be sold or otherwise transferred while they continue to be subject to the lock-up.  As of May 13, 2010, Argo owned approximately 67% of our issued and outstanding shares of common stock.  Mr. Kates, as the sole director and chief executive officer of Argo, has the sole power to vote all of the shares issued to Argo.  As of May 20, 2011, Mr. Kates controls or has the power to vote 10,937,500 of the original 12.5 million shares Argo received.

Consulting/Services Agreement with Global Infomercial Services, Inc.

In March 2011, we entered into an agreement with Global Infomercial Services, Inc. (“GIS”) to facilitate the marketing and promotion of direct TV advertised products. GIS is owned by Robert W. Roche, the sole stockholder of Acorn Composite Corporation.  Acorn beneficially owns more than 5% of our common stock. As of March 31, 2011, we had not recorded any transactions under this agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 20, 2011 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our Named Executive Officers; (iii) each director and, (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o rVue Holdings, Inc., 100 NE 3rd Avenue, Suite 200, Ft. Lauderdale, FL 33301.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class (1)
Directors and Executive Officers:
Jason Kates (2), (10)	12,087,500	31.5%
David Loppert (3)	1,914,074	5.1%
Jay Wilson (4)	266,808	*
Robert Chimbel	250,000	*
Michael Mullarkey (5)	379,301	1.0%
Patrick O'Donnell (6)	866,666	2.3%
All directors and executive officers as a group (7 persons)	16,053,753	39.9%
5% Shareholders:
Acorn Composite Corporation (7)	9,366,666	22.3%
9746 South Roberts Road
Palos Hills, IL 60465
Rig Fund III Ltd. (8)	4,041,666	10.7%
c/o Nemo Asset Management
PO Box 60374
Abu Dhabi
United Arab Emirates

*	Less than 1%.
(1)
Applicable percentages are based on 37,273,725 shares outstanding as of May 20, 2011.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.  A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise.  Shares of common stock subject to options and warrants currently exercisable, or exercisable within 60 days after May 20, 2011, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)
Includes: (i) 1,150,000 shares issuable on the exercise of currently exercisable options, (ii) 1,554,363 shares owned by Argo by virtue of the fact that Mr. Kates is the sole director and officer of Argo and has sole voting power over such shares, and (iii) 6,298,591 shares assigned by Argo to creditors or preferred shareholders in settlement of debts and for which the creditor or preferred shareholder has given Mr. Kates a proxy to vote those shares for so long as the shares are subject to a lock-up agreement between the Company and Argo and the creditor as assignee.

(3)	Includes 550,000 shares issuable on the exercise of currently exercisable options. Mr. Loppert has granted Mr. Kates a proxy to vote 1,364,074 of his shares.
(4)
Includes (i) 125,000 shares issuable on the exercise of currently exercisable options, and (ii) 12,500 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 2011.  Mr. Wilson has granted Mr. Kates a proxy to vote 129,308 of his shares.

(5)	Includes 200,000 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 2011. Mr. Mullarkey has granted Mr. Kates a proxy to vote 179,301 of his shares.
(6)
Includes: (i) 200,000 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 2011, and (ii) 333,333 shares issuable upon the exercise of currently exercisable warrants.

(7)
Includes: (i) 4,583,333 shares issuable upon the exercise of currently exercisable, and (ii) 200,000 shares issuable upon exercise of options that were granted to Robert W. Roche and are exercisable within 60 days of May 20, 2011. Robert W. Roche, the sole owner of Acorn Composite Corporation, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(8)
Includes 333,333 shares issuable upon the exercise of currently exercisable warrants.  Christian Naville, a director of the stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

SELLING STOCKHOLDERS

Up to 17,249,990 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling stockholders and include the following:

•	8,624,995 shares of our common stock issued in the December 2010 Private Placement; and
•	8,624,995 shares of our common stock issuable upon the exercise of warrants issued to investors in the December 2010 Private Placement.

The transaction by which the selling stockholders acquired their securities from us was exempt under the registration provisions of the Securities Act. We received gross proceeds of $2,587,500 from the closing of the December 2010 Private Placement.

The shares of common stock referred to above are being registered to permit public sales of the shares, and the selling stockholders may offer the shares for resale from time to time pursuant to this prospectus. The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional selling stockholders in supplements or amendments to this prospectus.

The table below sets forth certain information regarding the selling stockholders and the shares of our common stock offered by them in this prospectus. None of the selling stockholders have had a material relationship with us within the past three years other than as described in the footnotes to the table below or as a result of their acquisition of our shares or other securities. To our knowledge, subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

Beneficial ownership is determined in accordance with the rules of the SEC. Each selling stockholder’s percentage of ownership of our outstanding shares in the table below is based upon 37,273,725 shares of our common stock outstanding as of May 20, 2011.

	Ownership Before Offering				After Offering (1)
Selling Stockholder	Number of Shares of Common Stock Beneficially Owned		Number of Shares Offered		Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
Acorn Composite Corporation	9,166,666	(2)	9,166,666	(2)	0	0%
Michael Alfant	666,666	(3)	666,666	(3)	0	0%
Glen S. Davis (18)	500,000	(4)	500,000	(4)	0	0%
Dryer Investment Trust II, Michael Israel Trustee	166,666	(5)	166,666	(5)	0	0%
Peter Farrelly CGM SEP IRA Custodian	1,066,666	(6)	1,066,666	(6)	0	0%
Fitel Nominees Limited (18)	500,000	(7)	500,000	(7)	0	0%
GRQ Consultants Inc 401K	666,666	(8)	666,666	(8)	0	0%
H & Y LLC	666,666	(9)	666,666	(9)	0	0%
Incyte Pathology PS PSP FBO Felix Martinez Jr. MD	166,666	(10)	166,666	(10)	0	0%
Kleeman Family 2004 Revocable Trust	666,666	(11)	666,666	(11)	0	0%
David L. Lavigne SEP IRA, Guarantee & Trust Co., Trustee	83,332	(12)	83,332	(12)	0	0%
Mason Matschke TTE U/A DTD December 23, 1997 (18)	100,000	(13)	100,000	(13)	0	0%
T. William Merrill	166,666	(14)	166,666	(14)	0	0%
Tadashi Nakamura	666,666	(3)	666,666	(3)	0	0%
Patrick J. O'Donnell	666,666	(3)	666,666	(3)	0	0%
Raymond James & Assoc., Inc., Custodian FBO Mason H. Matschke IRA (18)	500,000	(15)	500,000	(15)	0	0%
Rig Fund III Ltd.	666,666	(16)	666,666	(16)	0	0%
Warberg Opportunistic Trading Fund LP	166,666	(17)	166,666	(17)	0	0%
Total	17,249,990		17,249,990		0	0%

(1)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares registered for sale by the registration statement of which this prospectus is part will be sold and (b) no other shares of our common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144. To our knowledge there are currently no agreements, arrangements or understanding with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(2)
Includes (i) 4,583,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 4,583,333 shares of our common stock at an exercise price of $1.00 per share. Robert W. Roche, the sole stockholder of the Acorn Composite Corporation, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(3)
Includes (i) 333,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 333,333 shares of our common stock at an exercise price of $1.00 per share.

(4)
Includes (i) 250,000 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 250,000 shares of our common stock at an exercise price of $1.00 per share.

(5)
Includes (i) 83,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 83,333 shares of our common stock at an exercise price of $1.00 per share.  Michael Israel, the trustee of this stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(6)
Includes (i) 533,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 533,333 shares of our common stock at an exercise price of $1.00 per share. Peter Farrelly may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(7)
Includes (i) 250,000 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 250,000 shares of our common stock at an exercise price of $1.00 per share. Guy Philippe Bertin, an authorized signatory for this stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(8)
Includes (i) 333,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 333,333 shares of our common stock at an exercise price of $1.00 per share. Barry Honig, the trustee of this stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(9)
Includes (i) 333,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 333,333 shares of our common stock at an exercise price of $1.00 per share.  Harry Hill, managing member of this stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(10)
Includes (i) 83,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 83,333 shares of our common stock at an exercise price of $1.00 per share. Felix Martinez, Jr. may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(11)
Includes (i) 333,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 333,333 shares of our common stock at an exercise price of $1.00 per share. Stephen Kleeman, the trustee of this stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(12)
Includes (i) 41,666 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 41,666 shares of our common stock at an exercise price of $1.00 per share.  Guarantee & Trust Co., the Trustee of this stockholder, may be deemed to may to have voting and dispositive power over the securities owned by this stockholder.

(13)
Includes (i) 50,000 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share. Mason Matschke may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(14)
Includes (i) 83,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 83,333 shares of our common stock at an exercise price of $1.00 per share.

(15)
Includes (i) 250,000 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 250,000 shares of our common stock at an exercise price of $1.00 per share.

(16)
Includes (i) 333,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 333,333 shares of our common stock at an exercise price of $1.00 per share. Christain Naville, a director of the stockholder, may be deemed to have voting and dispositive power over the securities owned by this stockholder.

(17)
Includes (i) 83,333 shares of our common stock issued in the December 2010 Private Placement; and (ii) currently exercisable warrants that were issued in the December 2010 Private Placement to purchase 83,333 shares of our common stock at an exercise price of $1.00 per share. Daniel Warsh and Jonathan Blumberg, members of Warberg Asset Management, LLC, the general partner of the stockholder, may each be deemed to have voting and dispositive power over the securities owned by this stockholder.

(18)
The selling stockholder has informed us that it is a registered broker dealer or an affiliate of a broker dealer, and that the securities being offered for resale were not received as compensation for investment banking services provided to the Company.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

We have authorized 150,000,000 shares of capital stock, par value $0.001 per share, of which 140,000,000 are shares of common stock and 10,000,000 are shares of preferred stock.

As of May 20, 2011, we had the following issued and outstanding securities on a fully diluted basis:

•	37,273,725 shares of common stock;
•	No shares of preferred stock;
•	Twelve year warrants to purchase 8,624,995 shares of common stock at an exercise price of $1.00 per share were issued to investors in the December 2010 Private Placement; and
•
Options to purchase 1,597,500 shares of common stock at an exercise price of $0.20 per share, options to purchase 1,300,000 shares of common stock at an exercise price of $0.22 per share, and options to purchase 600,000 shares of common stock at an exercise price of $0.30 per share.

Common Stock

The holders of our common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably dividends, if any, declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Our board of directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights.

Warrants

We issued twelve-year warrants to purchase 8,624,995 shares of our common stock, at an exercise price of $1.00 per share to investors in the December 2010 Private Placement. Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.

Options

As of May 20, 2011, we have granted options to purchase an aggregate of 3,497,500 shares of our common stock, pursuant to our 2010 Equity Incentive Plan. See “Executive Compensation – Equity Compensation Plan Information — 2010 Equity Incentive Plan.”

Registration Rights

We have agreed to file a “resale” registration statement with the Securities and Exchange Commission (“SEC”) covering all shares of our common stock and warrants included within the Units sold in the December 2010 Private Placement. We will maintain the effectiveness of the “resale” registration statement from the effective date through December 21, 2011, unless all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144. We have agreed to use commercially reasonable efforts to have the “resale” registration statement declared effective by the SEC as soon as possible and, in any event, no later than June 18, 2011.

We are obligated to pay the subscribers in the Private Placement a fee of 1% per month of the investors’ investment, payable in cash, up to a maximum of 10%, for each month: (i) for every month, after March 20, 2011, that the registration statement has not been filed; and, (ii) for every month, after June 18, 2011, that the registration statement has not been declared effective; provided, however, we shall not be obligated to pay any liquidated damages if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC pursuant to its authority with respect to “Rule 415,” provided we register at that time the maximum number of shares of common stock permissible upon consultation with the staff of the SEC.

Lock-up Agreements

The 12,500,000 shares of our common stock Argo received from the Company in the Transaction are, and any shares received by Jason Kates, Richard Sullivan or David Loppert after the closing of the Transaction are or will be, subject to lock-up agreements with the Company. The lock-up agreements provide that the holder may not sell or transfer any of their shares for the earlier of (1) a period of 12 months following the closing of the Private Placement (which occurred on September 10, 2010), and (2) until such time as Paradox Capital Partners LLC has consented, with the exception of contributions made to non-profit organizations qualified as charitable organizations under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or in privately negotiated sales to persons who agree, in writing, to be bound to the terms of the lock-up agreements.

Transfer Agent

Our transfer agent is Action Stock Transfer Corp., 7069 S. Highland Dr., Suite 300, Salt Lake City, UT 84121.

Changes in and Disagreements with Accountants

rVue, Inc. – Accounting Acquiror of the Company

On June 8, 2010, the Company dismissed Salberg & Company, P.A. (“Salberg”) as rVue, Inc.’s independent registered public accounting firm. Salberg’s dismissal was effective June 9, 2010. The Company’s Board of Directors approved Salberg’s dismissal.

During the fiscal year ended December 31, 2009, Salberg’s report on rVue, Inc.’s financial statements did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles except that Salberg’s audit report for the year ended December 31, 2009 stated that several factors raised substantial doubt about rVue, Inc.’s ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the fiscal year ended December 31, 2009 and the subsequent period through June 9, 2010, (i) there were no disagreements between rVue, Inc. and Salberg on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Salberg, would have caused Salberg to make reference to the matter in its report on rVue, Inc.’s financial statements; and (ii) there were no reportable events as the term is described in Item 304(a)(1)(iv) of Regulation S-K.

The Company

On June 8, 2010, the Company dismissed De Joya Griffith & Company, LLC (“De Joya”) as the Company’s independent registered public accounting firm. De Joya’s dismissal was effective June 8, 2010. The Company’s Board of Directors approved De Joya’s dismissal.

During the fiscal years ended January 31, 2010 and 2009, De Joya’s reports on the Company’s financial statements did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles except that De Joya’s audit report for the years ended January 31, 2010 and 2009 stated that several factors raised substantial doubt about the Company’s ability to continue as a going concern and that the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the fiscal years ended January 31, 2010 and 2009 and the subsequent period through June 8, 2010, (i) there were no disagreements between the Company and De Joya on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of De Joya, would have caused De Joya to make reference to the matter in its reports on the Company’s financial statements; and (ii) there were no reportable events as the term is described in Item 304(a)(1)(iv) of Regulation S-K.

On June 8, 2010, the Company engaged RubinBrown LLP (“Rubin Brown”) as its independent registered public accounting firm for the Company’s fiscal year ending December 31, 2010. The change in the Company’s independent registered public accounting firm was approved by the Company’s Board of Directors.

During the years ended December 31, 2009 and 2008, and the subsequent interim period through June 8, 2010, the Company did not consult with Rubin Brown regarding either (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or an event identified in response to (a)(1)(iv) of Item 304 of Regulation S-K.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director, officer, or representative of ours or any of our subsidiaries before the Merger.

We also have director and officer indemnification agreements with each of our executive officers and directors that provide, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Amended and Restated Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the over-the-counter market or any other stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	conducting business in places where business practices and customs are unfamiliar and unknown;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the date of this prospectus;
•	broker-dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any of these methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

FINRA Rule 2710 requires FINRA member firms (unless an exemption applies) to satisfy the filing requirements of Rule 2710 in connection with the resale, on behalf of selling stockholders, of the securities on a principal or agency basis. FINRA Notice to Members 88-101 states that in the event a selling stockholder intends to sell any of the shares registered for resale in this Prospectus through a member of FINRA participating in a distribution of our securities, the member is responsible for ensuring that a timely filing, if required, is first made with the Corporate Finance Department of FINRA and disclosing to FINRA the following:

•	it intends to take possession of the registered securities or to facilitate the transfer of the certificates;
•	the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;
•
whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding these transactions; and

•
in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of FINRA or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file for review with the Corporate Finance Department of FINRA all relevant documents with respect to these transactions.

FINRA has recently proposed rule changes to FINRA Rule 2710 which may, if approved, modify the requirements of its members to make filings under FINRA Rule 2710. Further, no FINRA member firm may receive compensation in excess of that allowable under FINRA rules, including Rule 2710, in connection with the resale of the securities by the selling shareholders, which total compensation may not exceed 8%.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to these broker-dealers or other financial institutions of shares offered by this prospectus, which shares these broker-dealers or other financial institutions may resell pursuant to this prospectus (as supplemented or amended to reflect these transactions).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In such event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that (i) it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock and (ii) it has not received any of the securities registered hereby as underwriting compensation. We are also not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling stockholders.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements as of December 31, 2010 and 2009 and for the year ended December 31, 2010 and for the period beginning September 15, 2009 (inception) and ending December 31, 2009, included in this prospectus have been audited by RubinBrown LLP, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, together with any amendments and related exhibits, under the Securities Act with respect to our shares of common stock offered by this prospectus. The registration statement contains additional information about us and the shares of common stock that we are offering in this prospectus.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the Company’s website at http://ir.stockpr.com/rvue/sec-filings when such reports are available on the SEC website.  You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: David Loppert, Chief Financial Officer, rVue Holdings, Inc., 100 NE 3rd Avenue, Suite 200, Ft. Lauderdale, FL 33301. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

RVUE HOLDINGS, INC. AND SUBSIDIARY
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Interim Financial Statements
Condensed Consolidated Balance Sheets – March 31, 2011 and December 31, 2010	F-2
Condensed Consolidated Statements of Operations - Three-months ended March 31, 2011 and 2010	F-3
Condensed Consolidated Statement of Stockholders’ Equity – Three-months ended March 31, 2011	F-4
Condensed Consolidated Statements of Cash Flows - Three-months ended March 31, 2011 and 2010	F-5
Notes to Condensed Consolidated Financial Statements	F-6-11

Financial Statements
Report of RubinBrown LLP, Independent Registered Public Accounting Firm	F-12
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-13
Consolidated Statements of Operations for the year ended December 31, 2010 and the period from inception (September 15, 2009) through December 31, 2009	F-14
Consolidated Statements of Stockholders’ Equity for the year ended December 31, 2010 and the period from inception (September 15, 2009) through December 31, 2009	F-15
Consolidated Statements of Cash Flows for the year ended December 31, 2010 and the period from inception (September 15, 2009) through December 31, 2009	F-16
Notes to Consolidated Financial Statements	F-17-30

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$1,862,988	$2,334,121
Accounts receivable, net of allowance for doubtful accounts of $37,651 in 2011 and 2010	24,711	24,867
Prepaid expenses	65,309	38,461
Due from Argo Digital Solutions, Inc.	-	172,012
Total current assets	1,953,008	2,569,461
Property and equipment, net	57,586	25,972
Software development costs	371,893	380,054
Deposits	13,510	13,510
	$2,395,997	$2,988,997

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$140,891	$70,493
Accrued expenses	327,392	227,600
Deferred revenue	31,975	31,975
Total current liabilities	500,258	330,068

Commitments and contingencies (Note 7)

Stockholders' equity:
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value per share; 140,000,000 shares authorized at March 31, 2011and December 31, 2010; 37,273,725 issued and outstanding at March 31, 2011 and December 31, 2010	37,274	37,274
Additional paid-in capital	4,943,138	4,782,267
Accumulated deficit	(3,084,673)	(2,160,612)
Total stockholders' equity	1,895,739	2,658,929
	$2,395,997	$2,988,997

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)
	For the Three Months Ended March 31,
	2011	2010
Revenue
rVue advertising revenue	$124,443	$-
Network	112,038	136,311
License	-	13,657
	236,481	149,968
Costs and expenses
Cost of revenue	104,269	37,777
Selling, general and administrative expenses	933,112	157,261
Depreciation and amortization	125,518	19,933
Interest income	(2,357)	-
Interest expense	-	602
	1,160,542	215,573
Loss before provision for income taxes	(924,061)	(65,605)
Provision for income taxes	-	-
Net loss	$(924,061)	$(65,605)
Net loss per common share - basic and diluted	$(0.02)	$(0.01)
Shares used in computing net loss per share:
Basic and diluted	37,273,725	10,000,000

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2011

(unaudited)
					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, December 31, 2010 (audited)	-	$-	37,273,725	$37,274	$4,782,267	$(2,160,612)	$2,658,929
Stock-based compensation expense	-	-	-	-	160,871	-	160,871
Net loss	-	-	-	-	-	(924,061)	(924,061)
Balance, March 31, 2011	-	$-	37,273,725	$37,274	$4,943,138	$(3,084,673)	$1,895,739

rVUE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Three Months Ended March 31,
	2011	2010

Cash and cash equivalents, beginning of period	$2,334,121	$117
Operating activities
Net loss	(924,061)	(65,605)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	125,518	19,933
Stock-based compensation expense	160,871	-
Changes in operating assets and liabilities:
Accounts receivable	156	(2,250)
Prepaid expenses	(26,848)	-
Accounts payable	70,398	5,521
Accrued expenses	99,792	424
Deferred revenue	-	(5,313)
Cash used in operating activities	(494,174)	(47,290)
Investing activities
Payments for property, equipment and software development	(148,971)	(34,419)
Reapyment of advances to Argo Digital Solutions, Inc.	172,012	-
Cash provided by (used in) investing activities	23,041	(34,419)
Financing activities
Proceeds from the issuance of notes payable	-	105,000
Repayment of capital lease obligations	-	(2,106)
Cash provided by financing activities	-	102,894
Increase (decrease) in cash and cash equivalents	(471,133)	21,185
Cash and cash equivalents, end of period	$1,862,988	$21,302

RVUE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

rVue Holdings, Inc., formerly known as Rivulet International, Inc. (“rVue” or the “Company”), was incorporated in the State of Nevada on November 12, 2008.  rVue is an advertising technology company.  The Company operates an online, Internet Protocol (“IP”) based, demand-side advertising platform (“DSP”) for planning, buying and managing Digital Out-of-Home (“DOOH”) and digital placed based media or advertising.  The Company’s DSP connects advertisers and/or advertising agencies with third party DOOH media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  Prior to May 13, 2010, the Company was a shell company in the development stage, had no revenue, and its efforts were devoted to entering the automobile export business.

On March 29, 2010, the Company filed an Amended and Restated Articles of Incorporation to, among other things: (1) change its name from “Rivulet International, Inc.” to “Rvue Holdings, Inc.”; and (2) increase the number of authorized shares of capital stock from 75,000,000 shares to 150,000,000 shares, divided into two classes: 140,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

On May 13, 2010, the Company acquired all of the issued and outstanding capital stock and the business of rVue, Inc., a Delaware corporation ("rVue Inc.") from Argo Digital Solutions, Inc., a Delaware corporation ("Argo"), as well as any and all assets related to the rVue business held by Argo, pursuant to an asset purchase agreement, dated as of May 13, 2010.  The Company disposed of its pre-transaction assets and liabilities and succeeded to the business of rVue as its sole line of business.  rVue, Inc., which began operations on September 15, 2009, became the accounting acquirer of the Company for financial statement purposes.

Basis of Presentation and Preparation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its subsidiary.  Intercompany accounts and transactions have been eliminated. The preparation of these condensed consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these condensed consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Significant estimates include bad debt reserves, assumptions used in the Black-Scholes-Merton options and warrant pricing models, valuation and depreciation and amortization periods of property, equipment and software development costs, among others. In the opinion of the Company’s management, all adjustments (including normal recurring adjustments) considered necessary to present fairly the unaudited condensed consolidated financial statements have been made.

The year-end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States if America. These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and the notes thereto for the year ended December 31, 2010, included in its Annual Report on Form 10-K (the “2010 Form 10-K”).

The unaudited condensed consolidated statements of operations for the three-months ended March 31, 2011 are not necessarily indicative of the results that may be expected for the entire year.

Loss Per Common Share

Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period.  Since the Company incurred losses attributable to common stockholders during the three-month period ended March 31, 2011, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the three-month period ended March 31, 2011. (There were no potentially dilutive securities outstanding in the three-month period ended March 31, 2010).  Dilutive common shares consist of incremental shares issuable upon the exercise of stock options and warrants to the extent that the average fair value of the Company’s common stock for each period is greater than the exercise price of the derivative securities.

RVUE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

The following table sets forth the computation of basic and diluted loss per common share:

	March 31,
	2011	2010
Numerator:
Net loss	$(924,061)	$(65,605)

Denominator:
Weighted-average shares outstanding	37,273,725	10,000,000
Effect of dilutive securities (1)	-	-
Weighted-average diluted shares	37,273,725	10,000,000
Basic and diluted loss per share	$(0.02)	$(0.01)

(1)  The following stock options and warrants outstanding as of March 31, 2011 and 2010 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	March 31,
	2011	2010
Stock Options	3,497,500	-
Warrants	8,624,995	-
	12,122,495	-

Note 2 – Financial Instruments

Cash and cash equivalents

The following table summarizes the fair value of the Company’s cash and cash equivalents as of March 31, 2011 and December 31, 2010:

	March 31,	December 31,
	2011	2010
Cash	$65,208	$17,210
Cash equivalents - money market funds	1,797,780	2,316,911
Total cash and cash equivalents	$1,862,988	$2,334,121

Accounts Receivable

The Company sells its services directly to its customers.  The Company generally does not require collateral from its customers; however, the Company will require collateral in certain instances to limit credit risk.  Accounts receivable from two of the Company’s customers accounted for 56.5% and 39.1% of accounts receivable as of March 31, 2011. Accounts receivable from two of the Company’s customers accounted for 56.4% and 35.0% of accounts receivable as of December 31, 2010.

Note 3 – Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

RVUE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds were derived from quoted prices in active markets for identical assets or liabilities. The Company has no Level 2 or Level 3 assets or liabilities.

Assets/Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis as presented in the Company’s Condensed Consolidated Balance Sheet as of March 31, 2011 and December 31, 2010:

	Quoted Prices in Active
	Markets for Identical		Significant Other		Significant
	Instruments		Observable Inputs		Unobservable Inputs
	(Level 1)		(Level 2)		(Level 3)		Total (a)
	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2011	2010	2011	2010	2011	2010	2011	2010
Assets:
Cash equivalents - money market funds	$1,797,780	$2,316,911	$-	$-	$-	$-	$1,797,780	$2,316,911

(a)  The total fair value amounts for assets and liabilities also represent the related carrying amounts.

Note 4 – Condensed Consolidated Financial Statement Details

The following tables show the Company’s condensed consolidated financial statement details as of March 31, 2011 and December 31, 2010:

Property and Equipment	Estimated Useful Lives	March 31,	December 31,
	(Years)	2011	2010
Computers and software	2 - 5	$65,309	$22,959
Furniture and equipment	3	21,575	21,575
Gross property and equipment		86,884	44,534
Less accumulated depreciation and amortization		(29,298)	(18,562)
Net property and equipment		$57,586	$25,972

Software Development Costs	Estimated Useful Lives	March 31,	December 31,
	(Months)	2011	2010
Software development costs	8 - 36	$599,239	$492,618
Less accumulated amortization		(227,346)	(112,564)
Net software development costs		$371,893	$380,054

RVUE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Accrued Expenses	March 31,	December 31,
	2011	2010
Investor relations fees	$181,253	$108,752
Professional fees	13,680	45,500
Personnel costs	64,563	38,252
Deferred rent	24,024	16,016
Directors fees	30,000	-
Consulting fees	-	10,000
Other	13,872	9,080
	$327,392	$227,600

Note 5 - Income Taxes

There is no income tax benefit for the losses for the three-months ended March 31, 2011 and 2010, since management has determined that the realization of the net deferred tax asset is not more likely than not to be realized and has created a valuation allowance for the entire amount of such benefit.

The Company's policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations.  As of December 31, 2010, the Company had no unrecognized tax benefits, or any tax related interest of penalties.  There were no changes in the Company's unrecognized tax benefits during the period ended March 31, 2011.  The Company did not recognize any interest or penalties during 2009 or 2010 related to unrecognized tax benefits, or through the period ended March 31, 2011.

Note 6 - Stockholders’ Equity and Stock Based Compensation

Preferred Stock

The Company has ten million shares of authorized preferred stock, $0.001 par value, none of which is issued or outstanding. Under the terms of the Company’s Restated Articles of Incorporation, the Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions of the Company’s authorized but unissued shares of preferred stock.

Common Stock

The Company has one hundred forty million shares of authorized common stock, $0.001 par value, of which 37,273,725 shares were issued and outstanding as of March 31, 2011 and December 31, 2010.  All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

Common Stock Warrants

The Company has issued Series A warrants to purchase 8,624,995 shares of common stock at an exercise price of $1.00 per share, exercisable for a period of twelve years.  The warrants are fully vested and are all available for exercise.

RVUE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Equity Awards

Stock Option Activity

A summary of the Company’s stock option activity for the three-months ended March 31, 2011 is as follows:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at December 31, 2010	3,502,500	$0.22
Options granted	—	—
Options exercised	—	—
Options forfeited	(5,000)	$0.22
Balance at March 31, 2011	3,497,500	$0.22	9.32	$1,313,000
Exercisable at March 31, 2011	1,421,877	$0.21	9.23	$555,771
Expected to vest after March 31, 2011	2,075,623	$0.24	9.37	$757,249

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the weighted-average exercise price multiplied by the number of options outstanding or exercisable. The aggregate intrinsic value excludes the effect of stock options that have a zero or negative intrinsic value.

Stock-Based Compensation

Stock-based compensation cost for stock options is estimated at the grant date based on the fair-value as calculated by the Black-Scholes Merton (“BSM”) option-pricing model. The BSM option-pricing model incorporates various assumptions including expected volatility, expected life and interest rates. The Company’s computation of expected life is determined based on the simplified method as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been publicly traded. The interest rate is based on the U.S. Treasury Yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on the historical volatility of comparable companies’ average historical volatility. The Company does not expect to pay dividends. While the Company believes these estimates are reasonable, the estimated compensation expense would increase if the expected life was increased or a higher expected volatility was used.  The Company recognizes stock-based compensation cost as expense on a straight-line basis over the requisite service period.

The Company did not grant any stock options during the three-month periods ended March 31, 2011 and 2010.

The following table provides a summary of the stock-based compensation expense included in the Consolidated Statements of Operations for the three-month periods ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	2011	2010
Cost of revenue	$541	$-
Selling, general and administrative expenses	160,330	-
	$160,871	$-

Note 7 – Commitments and Contingencies

Other Off-Balance Sheet Commitments

The Company leases its office space under a non-cancelable operating lease arrangement. The lease is for a period of three years and provides for one renewal option of three years. As of March 31, 2011, the Company’s total future minimum lease payments under this non-cancelable operating lease were $195,224. The Company does not currently utilize any other off-balance sheet financing arrangements.

RVUE HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Contingencies

The Company is subject to a legal proceeding that has not been adjudicated, which is discussed in Part II, Item 1 of this Form 10-Q under the heading “Legal Proceedings”. In the opinion of management, the Company does not have a potential liability related to this legal proceeding that would materially adversely affect its financial condition or operating results. However, the results of legal proceedings cannot be predicted with certainty. If the Company failed to prevail in this legal matter, the operating results of a particular reporting period could be materially adversely affected.

Note 8 - Related Party Transactions and Certain Other Transactions

Pursuant to a September 2009 Transition Services Agreement (the “Agreement”), as amended, Argo provided certain general and administrative services, including labor, technology, facilities and other services to the Company on an as needed basis in exchange for cash consideration.   The Agreement terminated on May 13, 2010.  As of December 31, 2010, the Company had advanced a net of $172,012 to Argo to cover its expenses, including accrued interest of $9,753.  On January 17, 2011, Argo repaid the balance then outstanding in full.

The Company paid a consulting fee of $10,000 to one of its directors during the three-months ended March 31, 2011, and reimbursed the director $9,920 for out-of pocket expenses incurred in connection with Company business.

On March 14, 2011, the Company entered into a Consulting/Services Agreement to facilitate the marketing and promotion of direct TV advertised products with an entity that is wholly owned by a stockholder who beneficially owns more than 5% of the Company’s common stock. As of March 31, 2011, the Company had not recorded any transactions under this agreement.

Report Of Independent
Registered Public Accounting Firm

To the Board of Directors and Stockholders
rVue Holdings, Inc.

We have audited the accompanying consolidated balance sheets of rVue Holdings, Inc. and subsidiary (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2010 and for the period beginning September 15, 2009 (inception) and ended December 31, 2009.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010 and for the period beginning September 15, 2009 (inception) and ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ RubinBrown LLP

St. Louis, Missouri
March 1, 2011

rVUE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009

Assets

Current assets:
Cash and cash equivalents	$2,334,121	$117
Accounts receivable, net of allowance for doubtful accounts of $37,651 in 2010	24,867	-
Prepaid expenses	38,461	761
Due from Argo Digital Solutions, Inc.	172,012	-
Total current assets	2,569,461	878
Property and equipment, net	25,972	14,194
Software development costs	380,054	289,722
Deposits	13,510	-
	$2,988,997	$304,794

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$70,493	$12,530
Accrued expenses	227,600	5,000
Capital lease obligations	-	5,784
Deferred revenue	31,975	89,281
Total current liabilities	330,068	112,595

Commitments and contingencies (Notes 8 and 13)

Stockholders' equity:
Preferred stock, $0.001 par value per share; 10,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value per share; 140,000,000 and 10,000,000 shares authorized at December 31, 2010 and 2009, respectively; 37,273,725 and 10,000,000 shares issued and outstanding at December 31, 2010 and 2009, respectively	37,274	10,000
Additional paid-in capital	4,782,267	242,464
Accumulated deficit	(2,160,612)	(60,265)
Total stockholders' equity	2,658,929	192,199
	$2,988,997	$304,794

See the accompanying notes to consolidated financial statements.

rVUE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

		Inception
		(September 15,
	Year Ended	2009) through
	December 31,	December 31,
	2010	2009
Revenue
rVue fees	$3,275	$-
License	114,077	2,533
Network	507,130	4,546
	624,482	7,079
Costs and expenses
Cost of revenue	153,518	14,491
Selling, general and administrative expenses	2,389,017	48,575
Depreciation and amortization	127,097	4,029
Interest income	(10,617)	-
Interest expense	65,814	249
	2,724,829	67,344
Loss before provision for income taxes	(2,100,347)	(60,265)
Provision for income taxes	-	-
Net loss	$(2,100,347)	$(60,265)
Net loss per common share - basic and diluted	$(0.10)	$(0.01)
Shares used in computing net loss per share:
Basic and diluted	20,732,647	10,000,000

See the accompanying notes to consolidated financial statements.

rVUE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2010
AND THE PERIOD FROM INCEPTION (SEPTEMBER 15, 2009) THROUGH DECEMBER 31, 2009

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Inception
Issuance of common stock	-	$-	10,000,000	$10,000	$233,714	$-	$243,714
Contributed facilities usage by Argo	-	-	-	-	8,750	-	8,750
Net loss	-	-	-	-	-	(60,265)	(60,265)
Balance, December 31, 2009	-	-	10,000,000	10,000	242,464	(60,265)	192,199
Merger consideration and net liabilities assumed - rVue Holdings, Inc.	-	-	8,750,000	8,750	(80,949)	-	(72,199)
Common stock sold in Private Placement on May 13, 2010	-	-	4,000,000	4,000	796,000	-	800,000
Bridge loans converted to common stock on May 13, 2010	-	-	1,025,000	1,025	203,975	-	205,000
Bridge loan bonus shares and interest, May 13, 2010	-	-	323,730	324	64,422	-	64,746
Common stock issued for investor relations services	-	-	800,000	800	159,200	-	160,000
Common stock sold on August 27, 2010	-	-	250,000	250	49,750	-	50,000
Common stock sold on September 17, 2010	-	-	3,000,000	3,000	597,000	-	600,000
Common stock and warrants sold on December 21, 2010	-	-	8,624,995	8,625	2,578,875	-	2,587,500
Common stock issued for placement agent fees	-	-	500,000	500	99,500	-	100,000
Stock issuance expenses	-	-			(160,057)	-	(160,057)
Stock-based compensation expense	-	-	-	-	232,087	-	232,087
Net loss	-	-	-	-	-	(2,100,347)	(2,100,347)
Balance, December 31, 2010	-	$-	37,273,725	$37,274	$4,782,267	$(2,160,612)	$2,658,929

See the accompanying notes to consolidated financial statements.

rVUE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Inception
		(September 15,
	Year Ended	2009) through
	December 31,	December 31,
	2010	2009

Cash and cash equivalents, beginning of year	$117	$-

Operating activities
Net loss	(2,100,347)	(60,265)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	127,097	4,029
Contributed facilities usage	-	8,750
Stock-based compensation expense	232,087	-
Bridge loan interest settled with shares of common stock	64,746	-
Investor relations expenses settled with shares of common stock	160,000	-
Placement agent fees settled with shares of common stock	100,000	-
Provision for bad debts	37,651	-
Changes in operating assets and liabilities:
Accounts receivable	(62,518)	-
Prepaid expenses	(37,700)	-
Deposits	(13,510)	-
Accounts payable	57,963	12,530
Accrued expenses	222,600	5,000
Deferred revenue	(57,306)	89,281
Cash provided by (used in) operating activities	(1,269,237)	59,325

Investing activities
Payments for property, equipment and software development	(226,956)	(57,173)
Advances to Argo Digital Solutions, Inc.	(172,012)	-
Cash used in investing activities	(398,968)	(57,173)

Financing activities
Proceeds from common stock and warrants issued for cash, net of offering costs	4,007,993	-
Repayment of capital lease obligations	(5,784)	(2,035)
Cash provided by (used in) financing activities	4,002,209	(2,035)

Increase in cash and cash equivalents	2,334,004	117
Cash and cash equivalents, end of year	$2,334,121	$117

Supplemental disclosures of cash flow information
Interest paid	$1,068	$249
Income taxes paid	$-	$-

Supplements disclosure of non-cash investing and financing activities
Bridge loans converted to shares of common stock	$205,000	$-
Prepaid capital lease payment transferred from Argo	$-	$761
Capital assets transferred from Argo	$-	$250,772
Capital lease transferred from Argo	$-	$7,819

See the accompanying notes to consolidated financial statements.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Note 1 – Summary of Significant Accounting Policies

rVue Holdings, Inc., formerly known as Rivulet International, Inc. (“rVue” or the “Company”), was incorporated in the State of Nevada on November 12, 2008.  rVue is an advertising technology company.  The Company operates an online, Internet Protocol (“IP”) based, demand-side advertising platform (“DSP”) for planning, buying and managing Digital Out-of-Home (“DOOH”) and digital placed based media or advertising.  The Company’s DSP connects advertisers and/or advertising agencies with third party DOOH media or networks, that allows the advertiser to create a targeted advertising campaign and media plan, and negotiate that media plan simultaneously with all the third-party networks selected.  Prior to May 13, 2010, the Company was a shell company in the development stage, had no revenue, and its efforts were devoted to entering the automobile export business.

On March 29, 2010, the Company filed an Amended and Restated Articles of Incorporation to: (1) change its name from “Rivulet International, Inc.” to “Rvue Holdings, Inc.”; (2) designate a resident agent and registered office; (3) increase the number of authorized shares of capital stock from 75,000,000 shares to 150,000,000 shares, divided into two classes: 140,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of “blank check” preferred stock, par value $.001 per share; (4) set the number of directors of the Company at no less than 1; (5) state the legal purpose of the Company; (6) provide for the limitation of liability of directors of the Company to the fullest extent permitted by the Nevada Revised Statutes; and (7) provide for the indemnification of officers and directors of the Company to the fullest extent permissible under the laws of the State of Nevada.

On May 13, 2010, the Company acquired all of the issued and outstanding capital stock and the business of rVue, Inc., a Delaware corporation ("rVue Inc.") from Argo Digital Solutions, Inc., a Delaware corporation ("Argo"), as well as any and all assets related to the rVue business held by Argo, pursuant to an asset purchase agreement, dated as of May 13, 2010.  The Company disposed of its pre-transaction assets and liabilities and succeeded to the business of rVue as its sole line of business.  rVue, Inc., which began operations on September 15, 2009, became the accounting acquirer of the Company for financial statement purposes.

Basis of Presentation and Preparation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary.  Intercompany accounts and transactions have been eliminated.  The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes.  Actual results could differ materially from those estimates.  Significant estimates include bad debt reserves, assumptions used in the Black-Scholes-Merton (“BSM”) options and warrant pricing models, valuation and depreciation and amortization periods of property, equipment and software development costs, among others.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are recorded at net realizable value.  The Company does business and extends credit based on an evaluation of the customers’ financial condition generally without requiring collateral.  Exposure to losses on receivables is expected to vary by customer due to the financial condition of each customer.  The Company monitors exposure to credit losses and maintains allowances for anticipated losses considered necessary under the circumstances.  Delinquent receivables are charged against the allowance for doubtful accounts once uncollectibility has been determined.  Receivables are considered to be past due and placed on delinquent status based on contractual terms, as well as based on how frequently payments are received, on an individual account basis.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation and amortization.  Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets.  Leasehold improvements, if any, are amortized over their estimated useful lives, or the term of the lease, whichever is shorter.  Maintenance and repair costs are expensed as incurred.

Software Development Costs

The Company capitalizes costs incurred for the production of computer software that generates the functionality its rVue IP based DSP. Capitalized software development costs typically include direct labor and related overhead for software produced by the Company, as well as the cost of software purchased from third parties.  Costs incurred for a product prior to the determination that the product is technologically feasible (i.e., research and development costs), as well as maintenance costs for established products, are expensed as incurred.  Once technological feasibility has been established, development costs are capitalized until the software has completed testing and is released for use by the public.  The Company also capitalizes eligible costs to acquire or develop internal-use software (such as billing and accounting) that are incurred subsequent to the preliminary project stage

Revenue Recognition

The Company’s revenues are derived from the maintenance of certain private networks, the production and distribution of network programming, transaction fees from advertising campaigns placed through rVue, and the licensing of proprietary software.  Revenue is recognized as follows:

•
Revenue from the maintenance of private networks, and the production and distribution of network programming content, either under contract or on a piece by piece or monthly basis, is recognized ratably over the term of the related service period if the fees are fixed and determinable, delivery has occurred and collection is probable.

•
Transaction fee revenue is recognized once the advertisements have aired and the advertising campaign is completed and delivered in accordance with the advertising campaigns contractual terms, the campaign amount and transaction fee is fixed and determinable and collection is probable.

•
Software license revenue is accounted for in accordance with ASC 985-605, "Software Revenue Recognition".  Software license revenue is recognized when there is pervasive evidence of an arrangement, the fees are fixed and determinable, the software product has been delivered, there are no uncertainties surrounding product acceptance and collection is considered probable. Initial site fees are recognized over the estimated period the sites will be in use.

The Company records deferred revenue when it receives payment in advance of the delivery of products or the performance of services.

Stock Based Compensation

The Company accounts for stock-based payment transactions in which the Company receives employee services in exchange for equity instruments of the Company.  Stock-based compensation cost for stock options is estimated at the grant date based on each option’s fair-value as calculated by the Black-Scholes-Merton option-pricing model. The Company recognizes stock-based compensation cost as expense ratably on a straight-line basis over the requisite service period. The Company will recognize a benefit from stock-based compensation in equity if an incremental tax benefit is realized by following the ordering provisions of the tax law. Further information regarding stock-based compensation can be found in Note 9, “Stockholders’ Equity and Stock-Based Compensation”.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Income Taxes

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured to determine the actual amount of benefit to recognize in the financial statements. See Note 10, “Income Taxes” for additional information.

Fair Value Measurements

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability. As of December 31, 2010 and 2009, the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and capital lease obligations approximated fair value due to the short-term nature of these instruments.

Loss Per Common Share

Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period.  Since the Company incurred losses attributable to common stockholders during the year ended December 31, 2010, and for the period from inception (September 15, 2009) to December 31, 2009, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the period ended December 31, 2010. (There were no potentially dilutive securities issued or granted in 2009).  Dilutive common shares consist of incremental shares issuable upon the exercise of stock options and warrants to the extent that the average fair value of the Company’s common stock for each period is greater than the exercise price of the derivative securities.

The following table sets forth the computation of basic and diluted loss per common share.

		From Inception
		(September 15, 2009)
	Year Ended	Through
	December 31,	December 31,
	2010	2009
Numerator:
Net loss	$(2,100,347)	$(60,265)
Denominator:
Weighted-average shares outstanding	20,732,647	10,000,000
Effect of dilutive securities (1)	-	-
Weighted-average diluted shares	20,732,647	10,000,000
Basic and diluted loss per share	$(0.10)	$(0.01)

(1)
The following stock options and warrants outstanding as of December 31, 2010 and 2009 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

	2010	2009
Stock Options	3,502,500	-
Warrants	8,624,995	-
	12,127,495	-

Note 2 – Asset Purchase Transaction and Reverse Recapitalization

On May 13, 2010, the Company acquired all of the issued and outstanding capital stock and the business of rVue, Inc. from Argo, as well as any and all assets related to the rVue, Inc. business held by Argo, pursuant to an asset purchase agreement, dated as of May 13, 2010 (the "Asset Purchase Agreement"), by and between Argo, rVue, Inc. and the Company (the “Transaction”), in exchange for 12,500,000 shares of the Company’s common stock, or approximately 67% of the Company’s outstanding common shares upon the close of the Transaction. The Transaction was completed on May 13, 2010, and rVue, Inc. became a wholly-owned subsidiary of the Company. The Transaction was treated as a reverse recapitalization of rVue, Inc. for accounting purposes and rVue, Inc. is the accounting acquiror of the Company for financial statement purposes. The Company succeeded to the business of rVue, Inc. and disposed of its pre-merger assets.

Private Placement

On May 13, 2010, the Company accepted subscriptions for a total of 32 units in a private placement, consisting of an aggregate 4,000,000 shares of the Company’s common stock, for a per unit purchase price of $25,000 (the “Private Placement”). The Company received gross proceeds of $800,000. In addition, on May 13, 2010, holders of $205,000 of bridge notes converted their loans to 1,348,730 shares of the Company’s common stock.  On August 27, 2010, the Company accepted subscriptions for a total of 2 units in the Private Placement, consisting of an aggregate 250,000 shares of the Company’s common stock, for a per unit purchase price of $25,000. The Company received gross proceeds of $50,000. On September 10, 2010, the Company accepted subscriptions for a total of 24 units in the Private Placement, consisting of an aggregate 3,000,000 shares of the Company’s common stock, for a per unit purchase price of $25,000. The Company received gross proceeds of $600,000. The Company terminated the Private Placement on September 17, 2010.

For a period of twelve months following the later of the final closing date or the termination of the Private Placement, in the event that the Company issues or grants any shares of common stock or any warrants or other convertible securities pursuant to which shares of common stock may be acquired at a per share price (a “Lower Price”) less than $0.20 (subject to certain customary exceptions, including where shares are issued in connection with employment arrangements or business combinations in which a portion of the consideration may be payable in shares or convertible securities with a business in substantially the same line of business as the Company), then the Company shall promptly issue additional shares of common stock (“Ratchet Shares”) to the investors in the Private Placement in an amount sufficient that the subscription price paid by such investors in the Private Placement, when divided by the total number of shares of common stock issued to such investor (shares included in the purchased units plus any Ratchet Shares issuable or previously issued under this provision), will result in an effective price paid by the investor per share of common stock equal to such Lower Price.

The common shares issued under the Private Placement are subject to registration rights pursuant to a registration rights agreement. The registration rights agreement states that the registration statement shall be (i) filed within 90 days of the final closing of the Private Placement or the termination date, whichever is later, (ii) declared effective within 180 days of the final closing of the Private Placement or the termination date, whichever is later and (iii) kept effective until the earlier of (a) 12 months after it becomes effective or (b) the date when all registrable securities have been sold or are able to be sold under Rule 144 of the Securities Act of 1933, as amended. The registration rights agreement contains a liquidated damages provision whereby liquidated damages may accrue and are payable in cash, at the rate of 1 percent of the aggregate amount invested by the investors per 30 day period or pro-rated for partial periods if (i) the registration statement is not filed within 90 days of the final closing of the Private Placement or the termination date, whichever is later, or (ii) if the registration statement is not declared effective within 180 days of the final closing of the Private Placement or the termination date, whichever is later. The liquidated damages are limited under the registration rights agreement to a maximum amount of 10 percent.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

The Company engaged one party to serve as placement agent in connection with the Private Placement. The placement agent received a cash fee of 8 percent of the gross proceeds of the units sold by them in the Private Placement.  See Note 8, “Commitments and Contingencies” for additional information.

Convertible Bridge Loan

In March 2010 and April 2010, in contemplation of the Transaction, rVue, Inc. entered into a series of note purchase agreements to receive loans up to $205,000 (the “Bridge Loans”). The Bridge Loans were evidenced by promissory notes that bore interest at the rate of 10% per annum, (“Bridge Notes”), and were secured by substantially all of rVue, Inc.’s assets. The Bridge Notes were issued to bridge rVue, Inc.’s funding requirements through the conclusion of the Transaction. All of the Bridge Notes were convertible, at the holder’s option, at the conclusion of the Transaction or completion of a similar financing transaction. The Bridge Notes were due and payable on the earlier of the completion of the Transaction or September 2, 2010. Principal and accrued but unpaid interest was convertible to securities of the same type issued in the Private Placement on the same terms and conditions of other investors. In addition, upon closing of the Private Placement related to the reverse merger, the Company was required to issue to each lender, without further consideration, shares of the common stock of the Company equal to 30% of the note principal plus accrued but unpaid interest (the “Bonus Shares”), whether or not the lender converted its principal and interest. For accounting purposes these Bonus Shares are considered additional interest expense.

All of the Bridge Notes were converted and the Bonus Shares were issued into an aggregate 1,348,730 shares of the Company’s common stock as part of the merger on May 13, 2010.

Split-Off Transaction

Immediately following the closing of the Transaction and the Private Placement, under an Agreement of Conveyance, Transfer and Assignment of Assets and Assumption of Obligations, the Company transferred all of its pre-Transaction assets and liabilities to its wholly-owned subsidiary, Rivulet International Holdings, Inc. (“SplitCo”), a Delaware corporation that was incorporated on May 4, 2010. Thereafter, pursuant to a Stock Purchase Agreement, the Company transferred all of the outstanding capital stock of SplitCo to one of the Company’s stockholders in exchange for the cancellation of 36,764,706 shares of common stock.

Common Stock issued for Services

On May 13, 2010, the Company issued 800,000 shares of its common stock for Investor Relations services to be rendered in the future. The Company valued the shares at the contemporaneous Private Placement price of $.20 per share for a total of $160,000 which was recognized ratably from July 1, 2010 through December 31, 2010, the period during which the services were provided.

Approval of Equity Incentive Plan

On October 1, 2009, rVue, Inc. adopted the rVue, Inc. 2009 Stock Incentive Plan (“2009 Plan”) pursuant to which rVue, Inc’s. Board of Directors could grant awards totaling up to 2,000,000 common shares to officers, employees and non-employees. As of May 13, 2010, no awards of any type were granted under the 2009 Plan and it was terminated on May 13, 2010 in connection with the Transaction.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

On May 12, 2010, shareholders representing a majority of the voting shares of the Company approved the 2010 rVue Holdings Equity Incentive Plan (the “Plan”) and reserved 3,750,000 shares of common stock for issuance pursuant to awards under the Plan. The Plan is intended as an incentive, to retain in the employ of and as directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. See Note 9, “Stockholders’ Equity and Stock Based Compensation” for additional information.

Note 3 - Financial Instruments

Cash and Cash Equivalents

The following table summarizes the fair value of the Company’s cash and cash equivalents as of December 31, 2010 and 2009:

	2010	2009
Cash	$17,210	$117
Cash equivalents - money market funds	2,316,911	-
Total cash and cash equivalents	$2,334,121	$117

Accounts Receivable

The Company sells its services directly to its customers.  The Company generally does not require collateral from its customers; however, the Company will require collateral in certain instances to limit credit risk.  Accounts receivable from two of the Company’s customers accounted for 56.4% and 35.0% of accounts receivable as of December 31, 2010.  The Company had no accounts receivable at December 31, 2009.  As of December 31, 2010, the Company had recorded an allowance for doubtful accounts of $37,651 to provide for two receivables which it considers uncollectible.  Bad Debt expense was $37,651 for the year ended December 31, 2010.   See Note 12 “Concentrations” for additional information.

Note 4 – Fair Value Measurements

The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Quoted prices in active markets for identical assets or liabilities.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 – Inputs that are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability.

The Company’s valuation techniques used to measure the fair value of money market funds were derived from quoted prices in active markets for identical assets or liabilities. The Company has no Level 2 or Level 3 assets or liabilities.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Assets/Liabilities Measured at Fair Value on a Recurring Basis

The following table summarizes the Company’s assets and liabilities measured at fair value on a recurring basis as presented in the Company’s Consolidated Balance Sheet as of December 31, 2010.  The Company had no assets and liabilities measured at fair value on a recurring basis at December 31, 2009.

Quoted Prices
	in Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable
	Instruments	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total (a)
Assets:
Cash equivalents - money market funds	$2,316,911	$-	$-	$2,316,911

(a)   The total fair value amounts for assets and liabilities also represent the related carrying amounts.

Note 5 – Property and Equipment
	Estimated Useful Lives (Years)	2010	2009
Computers and software	2-5	$22,959	$11,731
Furniture and equipment	3	21,575	6,492
		44,534	18,223
Less accumulated depreciation and amortization		(18,562)	(4,029)
Property and equipment, net		$25,972	$14,194

Depreciation expense for the years ended December 31, 2010 and 2009, was $14,533 and $4,029, respectively.

Note 6 – Software Development Costs
	Estimated Useful Lives (Years)	2010	2009

Software development costs	3	$492,618	$289,722
Less accumulated amortization		(112,564)	-
Software development costs, net		$380,054	$289,722

Amortization expense for the year ended December 31, 2010 was $112,564.  For the year ended December 31, 2009, no amortization expense was recognized for the software development costs, as the asset was not in use for its intended commercial purpose of an IP based DSP.  The software was placed in service in February, 2010, and is being amortized on a straight line basis over a period of three years.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Note 7 – Accrued Expenses

	2010	2009
Investor relations fees	$108,752	$-
Professional fees	45,500	-
Personnel costs	38,252	-
Deferred rent	16,016	-
Consulting fees	10,000	-
Other	9,080	5,000
	$227,600	$5,000

Note 8 - Commitments and Contingencies

Lease Commitments

From January through July, 2010, the Company subleased its office space from Argo under a month to month arrangement.  Effective July 1, 2011, the Company entered into a noncancelable operating lease expiring in June 2013 for its office facilities.  The lease provides for one 3-year option to renew.  Future minimum lease payments under this lease as of December 31, 2010 are as follows:

Year ending December 31,
2011	$67,406
2012	92,105
2013	46,727
Total minimum payments	$206,238

Rent expense for the year ended December 31, 2010 was $89,948.

Registration Rights

The Company entered into a Registration Rights Agreement with the subscribers in the Private Placement (see Note 2 “Asset Purchase Transaction and Reverse Recapitalization”), under which the Company is obligated to file a registration statement covering the common shares issued in the Private Placement on or prior to the Filing Date and to cause such registration statement to be declared effective under the Securities Act on or prior to the Effectiveness Date (collectively, the “Required Deadlines”).  The Filing Date is defined as 90 days from the Final Closing Date and the Effectiveness Date is defined as 180 days after such closing date.  Additionally, if the Company fails to comply with the Required Deadlines then the Company would be obligated to pay to each of the subscribers a cash fee equal to 1% of the Subscriber’s investment for each 30-day period the Company does not comply (“Liquidated Damages”). The liquidated damages are limited under the registration rights agreement to a maximum amount of 10 percent, or a maximum of $165,500.  The Final Closing Date was September 10, 2010 and as of December 31, 2010, the Company had not filed the required registration statement.  Subsequent to December 31, 2010, the Company received waivers from the subscribers in the Private Placement to (i) add an additional 120 days to each of the Filing Date and the Effectiveness Date, and acknowledge that such action will not be deemed to trigger any defaults, breaches or liquidated damages under the Offering Documents, and (ii) to waive any and all Liquidated Damages through and including the date the subscriber executed the waiver.

Contracts with Customers

The Company, in the normal course of business, enters into contracts with customers, which outline the terms of the relationship.  The terms include, among other things, the method of computing the Company’s revenue, the quantity, type and specifications of services, software and products to be provided and penalties to be incurred by the Company in the case of not performing.  The period of the contracts is defined either by project or time.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Employment Agreements

From time to time, the Company enters into employment agreements with certain of its employees.  These agreements typically include bonuses, some of which are performance-based in nature.  In May 2010, the Company entered into an employment agreement with an employee whereby the Company was obligated to pay a bonus of up to $240,000 based on the “net profits” of the business with three of the Company’s customers.  As of December 31, 2010, the Company had paid $227,000, and the balance, $4,885, was paid in January 2011.  No additional amounts are due.

Retirement Plan

The Company has a 401(k) plan that covers all eligible employees.  The Company is not required to contribute to the plan.  There were no employer contributions made during the year ended December 31, 2010 or the period from inception (September 15, 2009) through December 31, 2009.

Note 9 - Stockholders’ Equity and Stock Based Compensation

Preferred Stock

The Company has ten million shares of authorized preferred stock, $0.001 par value, none of which is issued or outstanding. Under the terms of the Company’s Restated Articles of Incorporation, the Board of Directors is authorized to determine or alter the rights, preferences, privileges and restrictions of the Company’s authorized but unissued shares of preferred stock.

Common Stock

The Company has one hundred forty million shares of authorized common stock, $0.001 par value, of which 37,273,725 and 10,000,000 shares were issued and outstanding as of December 31, 2010 and 2009, respectively.  All shares have equal voting rights, are non-assessable and have one vote per share. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company.

Post Transaction and Reverse Capitalization Issuances

On August 16, 2010, the Company entered into a one-year Investor Relations Consulting Agreement and agreed to issue 2 million shares of its common stock for the investor relations services to be rendered. On October 15, 2010, the Company and the consultant agreed to reduce the number of shares to be issued to 1,450,000.  The Company has valued the services and the shares to be issued at the contemporaneous Private Placement price of $.20 per share for a total of $290,000 to be recognized over the service period of twelve months.  As of December 31, 2010, $108,752 had been expensed.  The shares had not been issued.

On December 21, 2010, the Company accepted subscriptions for a total of 103.5 units in a confidential private offering for accredited investors and non-US persons only, restated and dated as of November 23, 2010.  Each unit, priced at $25,000, consists of (i) 83,333 shares of the Company’s common stock, and (ii) warrants to purchase 83,333 shares of common stock at $1.00 per share. The Company received gross proceeds of $2,587,500 and issued 8,624,995 shares of common stock and warrants to purchase 8,624,995 shares of common stock at an exercise price of $1.00. See “Common Stock Warrants” below in this Note 9 for additional information.  The Company terminated the offering on December 21, 2010.

The Company engaged two parties to serve as placement agent in connection with the offering. One placement agent received a cash fee of 10 percent of the gross proceeds of the units sold by them in the offering.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

Common Stock Warrants

In connection with the December 21, 2010 offering, the Company issued fully vested and immediately exercisable Series A warrants to purchase 8,624,995 shares of common stock at an exercise price of $1.00 per share, exercisable for a period of twelve years.  The fair value of the warrants was estimated at $1,064,497 using the BSM option-pricing model based on the following assumptions:  dividend yield of 0%, risk-free interest rate of 3.21%; expected life of twelve years; and volatility of 73.01%.

Stock Incentive Plans

rVue 2009 Stock Incentive Plan

On October 1, 2009, rVue, Inc. adopted the rVue, Inc. 2009 Stock Incentive Plan (“2009 Plan”) pursuant to which rVue, Inc’s. Board of Directors could grant awards totaling up to 2,000,000 common shares to officers, employees and non-employees. As of May 13, 2010, no awards of any type were granted under the 2009 Plan and it was terminated on May 13, 2010 in connection with the Transaction.

2010 rVue Holdings Equity Incentive Plan

On May 12, 2010, shareholders representing a majority of the voting shares of the Company approved the 2010 rVue Holdings Equity Incentive Plan (the “Plan”) and reserved 3,750,000 shares of common stock for issuance pursuant to awards under the Plan. The Plan is intended as an incentive, to retain in the employ of and as directors, officers, consultants, advisors and employees of the Company, persons of training, experience and ability, to attract new directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

On May 13, 2010, the board of directors of the Company approved an aggregate of 2,512,500 option grants to officers, directors, employees and consultants of the Company at exercise prices of $0.20 and $0.22. 475,000 options were subsequently forfeited. The total fair value of stock options granted, estimated using the BSM option-pricing model, was $329,340, and is being recognized as compensation expense over the respective vesting periods of between six and 24 months.

On September 17, 2010, the board of directors of the Company approved an aggregate of 865,000 option grants to officers, directors, employees and consultants of the Company at exercise prices of $0.20 and $0.22. The total fair value of stock options granted, estimated using the BSM option-pricing model, was $106,916, and is being recognized as compensation expense over the respective vesting periods of six and 12 months.

On December 21, 2010, the board of directors of the Company approved an aggregate of 600,000 option grants to directors and advisors of the Company at an exercise price of $0.30. The total fair value of stock options granted, estimated using the BSM option-pricing model, was $112,357, and is being recognized as compensation expense over the respective vesting period of six months.

The following table summarizes the assumptions the Company utilized to determine the estimated compensation expense for the stock options granted in 2010
Assumptions
Expected life (years)	5.5 - 6.0
Expected volatility range	48.43% – 138.37%
Weighted average volatility	81.42%
Risk-free interest rate	1.52% - 2.76%
Dividend yield	0%

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

The Company’s computation of expected life is determined based on the simplified method as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term due to the limited period of time its equity shares have been publicly traded. The interest rate is based on the U.S. Treasury Yield curve in effect at the time of grant. The Company’s computation of expected volatility is based on the historical volatility of comparable companies’ average historical volatility. The Company does not expect to pay dividends. While the Company believes these estimates are reasonable, the estimated compensation expense would increase if the expected life was increased or a higher expected volatility was used.

The weighted average fair value of options granted in 2010 was $.15 per share.

The following table provides a summary of the stock-based compensation expense included in the Consolidated Statements of Operations for the years ended December 31, 2010 and 2009:

	2010	2009
Cost of revenue	$2,002	$-
Selling, general and administrative expenses	230,085	-
	$232,087	$-

The Company expects to record stock-based compensation expense of $289,867 and $9,706 in the years ending December 31, 2011 and 2012, respectively.

Stock Option Activity

A summary of the Company’s stock option activity for the year ended December 31, 2010 is as follows:

	Number of Options	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2009	—	—
Granted	3,977,500	$0.22
Exercised	—	—
Forfeited	(475,000)	$0.22
Expired	—	—
Outstanding on December 31, 2010	3,502,500	$0.22	9.56	$3,416,500
Exercisable at December 31, 2010	950,521	$0.21	9.37	$940,521
Expected to vest after December 31, 2010	2,551,979	$0.21	9.63	$2,475,979

Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the weighted-average exercise price multiplied by the number of options outstanding or exercisable. The aggregate intrinsic value excludes the effect of stock options that have a zero or negative intrinsic value.

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

The following table provides the remaining contractual term and weighted average exercise prices of stock options outstanding and exercisable at December 31, 2010:

	Outstanding Stock Options			Exercisable Stock Options
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Remaining	Exercise		Exercise
Exercise		Contractual	Price Per		Price Per
Prices	Shares	Life (years)	Share	Shares	Share
$0.20	1,602,500	9.37	$0.20	450,521	$0.20
$0.22	1,300,000	9.72	$0.22	500,000	$0.22
$0.30	600,000	9.98	$0.30	—	—
	3,502,500	9.69	$0.22	950,521	$0.21

Note 10 - Income Taxes

The provision for income taxes for the years ended December 31, 2010 and 2009 consisted of the following:
	2010	2009
Current tax expense
Federal	$—	$—
State	—	—
Total current taxes	—	—
Deferred taxes:
Federal	—	—
State	—	—
Total deferred taxes	—
Provision for income taxes	$—	$—

The Company recognizes deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss carryforwards.  The Company has established a valuation allowance to reflect the likelihood of realization of deferred tax assets.  There is no income tax benefit for the losses for the years ended December 31, 2010 and 2009, since management has determined that the realization of the net deferred tax asset is not more likely than not to be realized and has created a valuation allowance for the entire amount of such benefit.

As of December 31, 2010 and 2009, the significant components of the Company’s deferred tax assets and liabilities were as follows:
	2010	2009
Net operating loss	$587,722	$7,303
Stock option expense	86,581
Stock compensation	163,125	-
Bad debt reserve	14,168	-
Deferred revenue	12,032	33,596
Capitalized software	(55,506)	(21,514)
Gross deferred tax asset	808,123	19,385
Less: Valuation allowance	(808,123)	(19,385)
Net deferred taxes	$-	$-

rVUE HOLDINGS, INC.
Notes to Consolidated Financial Statements

A reconciliation of the provision for income taxes, with the amount computed by applying the federal statutory income tax rate to income before provision for income taxes for the years ended December 31, 2010 and 2009, is as follows:

	2010	2009
Federal tax benefit, at statutory rate of 34%	$(714,118)	$(20,490)
State income taxes	(76,242)	(1,870)
Contributed services	-	2,975
Meals and entertainment	1,622	-
Change in valuation allowance	788,738	19,385
Provision for income taxes	$-	$-

As of December 31, 2010, the Company has a federal net operating loss carryforwards of approximately $1,560,000 that will expire in 2030.  Current or future ownership changes may limit the future realization of these net operating losses.

The Company's policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the Consolidated Statements of Operations.  As of January 1, 2010, the Company had no unrecognized tax benefits, or any tax related interest of penalties.  There were no changes in the Company's unrecognized tax benefits during the year ended December 31, 2010.  The Company did not recognize any interest or penalties during 2010 or 2009 related to unrecognized tax benefits.  Tax years from 2008 through 2009 remain subject to examination by major tax jurisdictions.

Note 11- Related Party Transactions

Pursuant to a September 2009 Transition Services Agreement (the “Agreement”), as amended, Argo provided certain general and administrative services, including labor, technology, facilities and other services to the Company on an as needed basis in exchange for cash consideration.  The Agreement was terminated on May 13, 2010 and, pursuant to the Asset Purchase Agreement, any and all advances and payments made by the Company to or on behalf of Argo and owing by Argo to the Company shall be repaid or reimbursed by Argo to the Company on or prior to May 13, 2011, and such amount shall accrue interest at a rate of ten (10%) percent per annum.

As of December 31, 2010, the Company had advanced a net of $172,012 to Argo to cover its expenses, including accrued interest of $9,753.  On January 17, 2011, Argo re-paid the balance then outstanding in full.

The Company paid a consultant fees of $30,000 during the year ended December 31, 2010, and reimbursed the consultant $4,007 for out-of pocket expenses incurred in connection with Company business.  The consultant was appointed to the Company’s board of directors on December 21, 2010.

Note 12 - Concentrations

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.

The Company maintains deposit balances at a financial institution that, from time to time, may exceed federally insured limits.  As of December 31, 2010, the Company’s had deposits in excess of federally insured limits. The Company maintains this balance with a high quality financial institution, which the Company believes limits this risk.

Concentrations of Revenues

For the year ended December 31, 2010, four customers accounted for 39.5%, 23.1%, 18.3% and 10.6% of total revenues, respectively. For the year ended December 31, 2009, two customers accounted for 35.7% and 64.3% of total revenues, respectively.

Note 13 – Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.  As of December 31, 2010, there were no pending lawsuits that could reasonably be expected to have a material effect on the results of our operations.

Note 14 - Subsequent Events

On January 17, 2011, Argo repaid the full amount it owed to the Company, including all accrued and unpaid interest.

In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through the date of filing.

17,249,990 Shares

rVue Holdings, Inc.

Common Stock

PROSPECTUS

June 1, 2011